UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ramco-Gershenson Properties Trust

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RAMCO-GERSHENSON PROPERTIES TRUST

31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334

Dear Shareholder:

We invite you to attend the 2011 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the “Trust”). The meeting will be held on Wednesday, June 1, 2011 at The Community House, 380 S. Bates Street, Birmingham, Michigan 48009 at 9:00 a.m., Eastern time. During the 2011 annual meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the 2011 annual meeting and accompanying proxy statement. Your Board of Trustees and management look forward to greeting personally those shareholders who are able to attend.

We have elected to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about April 21, 2011, we mailed to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2011 proxy statement and 2010 annual report through the Internet and how to vote through the Internet. The notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.

Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

Dennis Gershenson
President and Chief Executive Officer

April 21, 2011

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

RAMCO-GERSHENSON PROPERTIES TRUST
NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
JUNE 1, 2011

To the Shareholders of Ramco-Gershenson Properties Trust:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust will be held on Wednesday, June 1, 2011 at The Community House, 380 S. Bates Street, Birmingham, Michigan 48009 at 9:00 a.m., Eastern time, for the following purposes:

(1)	To elect two Trustees named in the accompanying proxy statement to serve until the 2012 annual meeting of shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2011;

(3)	To approve (on an advisory basis) the compensation of our named executive officers;

(4)	To approve (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur once every one, two or three years; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends a vote FOR each of the Trustee nominees listed in this proxy statement, FOR the ratification of Grant Thornton’s appointment, FOR the advisory approval of the compensation of our named executive officers, and FOR an advisory vote on named executive officer compensation every year.

The accompanying proxy statement, which forms a part of this Notice of 2011 Annual Meeting of Shareholders, contains additional information for your careful review. A copy of the Trust’s annual report for 2010 is also enclosed. Shareholders of record of the Trust’s common shares of beneficial interest at the close of business on April 6, 2011 are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Trustees

Gregory R. Andrews
Chief Financial Officer and Secretary

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

RAMCO-GERSHENSON PROPERTIES TRUST

31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

The Board of Trustees (the “Board”) of Ramco-Gershenson Properties Trust (the “Trust”) is soliciting proxies for use at the 2011 annual meeting of shareholders of the Trust and any adjournment or postponement thereof. The annual meeting will be held at The Community House, 380 S. Bates Street, Birmingham, Michigan 48009 on Wednesday, June 1, 2011 at 9:00 a.m., Eastern time.

On or about April 21, 2011, the Trust mailed to its shareholders of record of the Trust’s common shares of beneficial interest (the “Shares”), other than shareholders who previously requested e-mail or paper delivery of proxy materials, a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2010 annual report through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee. In addition, on or about April 21, 2011, the Trust and brokers, banks and other nominees began mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.

ABOUT THE MEETING

What is the purpose of the 2011 annual meeting of shareholders?

At the 2011 annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including:

•	the election of two Trustees named in this proxy statement to serve until the annual meeting of shareholders in 2012;

•	the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Trust’s independent registered public accounting firm for the year ending December 31, 2011;

•	the approval (on an advisory basis) of the compensation of our named executive officers; and

•	the approval (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur every one, two or three years.

The Board recommends a vote FOR each of the Trustee nominees listed in this proxy statement, FOR the ratification of Grant Thornton’s appointment, FOR the advisory approval of the compensation of our named executive officers, and FOR an advisory vote on named executive officer compensation every year.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment. The proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

In addition, management will report on the performance of the Trust and will respond to questions from shareholders. The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Shares at the close of business on the record date of April 6, 2011 are entitled to receive notice of the annual meeting and to vote the Shares that they held on the record date. Each outstanding Share is entitled to one vote on each matter to be voted upon at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the Shares outstanding on the record date will constitute a quorum for all purposes. As of the record date, 38,805,576 Shares were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding Shares as a shareholder of record and a beneficial owner?

Shareholders of Record. If your Shares are registered directly in your name with the Trust’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those Shares, and the applicable proxy materials are being sent directly to you by the Trust. As the shareholder of record, you have the right to grant your voting proxy directly to the Trust through the enclosed proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.

Beneficial Owners. Many of the Trust’s shareholders hold their Shares through a broker, bank or other nominee rather than directly in their own name. If your Shares are so held, you are considered the beneficial owner of Shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those Shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you cannot vote these Shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your Shares.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

The Trust has elected to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2011 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument.

How can I access the Trust’s proxy materials and annual report on Form 10-K?

The “Investor Info — SEC Filings” section of the Trust’s website, www.rgpt.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Trust electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010 will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334. Further, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Trust, at www.sec.gov.

As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials and annual report for 2010 through the Internet (at www.proxyvote.com). The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. If you would like additional paper copies without charge, please send a written request to Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334.

The references to the website addresses of the Trust and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Can I vote my Shares in person at the annual meeting?

Even if you plan to be present at the meeting, the Trust encourages you to vote your Shares prior to the meeting.

You will need to present photo identification, such as a driver’s license, and proof of Share ownership as of the record date when you arrive at the meeting. If you hold your Shares through a bank, broker or other holder of record and you plan to attend the annual meeting, you must present proof of your ownership of Shares, such as a bank or brokerage account statement, in order to be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Shareholders of Record. If you are a shareholder of record and attend the annual meeting, you can deliver your completed proxy card or vote by ballot in person at the annual meeting.

Beneficial Owners. If you hold your Shares through a broker, bank or other nominee and want to vote such Shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such Shares and bring such proxy to the annual meeting.

Can I vote my Shares without attending the annual meeting?

By Mail. If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.

By telephone. If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.

Through the Internet. You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number set forth in your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact Ramco Investor Relations (248-350-9900) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

Can I change my vote?

Shareholders of Record. You can change your vote at any time before the proxy is exercised by filing with the Secretary of the Trust either a notice revoking the proxy or a new proxy that is dated later than the proxy card. You can also change your vote through the Internet, by telephone or by taking action at the annual meeting. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your Shares in accordance with your instructions on the proxy card unless you properly file such revocation notice or new proxy.

Beneficial Owners. If you hold your Shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Trust’s transfer agent. Please take action with respect to each proxy card and voting instruction card that you receive. The Trust recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record. Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners. If you hold your Shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your Shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Trust’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all other matters at the 2011 annual meeting, the Trust believes that your bank, broker or nominee will be unable to vote on your behalf if you do not instruct them how to vote your Shares. If you do not provide voting instructions, your Shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your Shares for each proposal.

What vote is required to approve each item?

Proposal 1 — Election of Trustees. The two nominees who receive the most votes cast “FOR” at the annual meeting will be elected as Trustees. The Board’s slate of nominees consists of Arthur Goldberg and Mark Rosenfeld, each nominated for a one-year term ending at the 2012 annual meeting of shareholders. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2011. Abstentions will have no effect on the outcome of the vote.

Proposal 3 — Advisory Approval of the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 4 — Advisory Approval as to the Frequency of Having an Advisory Vote on the Compensation of Our Named Executive Officers. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed the shareholder recommendation as to the frequency of having an advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposal Nos. 2, 3 and 4 are not binding on the Trust, the Board and/or respective Committee will take your vote into consideration in determining future activities.

How do I find out the voting results?

We intend to announce preliminary voting results at the annual meeting and to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Shares as of April 6, 2011 with respect to (i) each Trustee, nominee and named executive officer, (ii) all of our Trustees and executive officers as a group, and (iii) to our knowledge, each beneficial owner of more than 5% of the outstanding Shares. Unless otherwise indicated, each owner has sole voting and investment powers with respect to the Shares listed below.

			Number of Shares
			Which Can Be
			Acquired Upon
	Number of Shares		Exercise of Options	Number of
Trustees, Executive Officers and More	Owned Directly or		Exercisable Within	Shares Beneficially	Percent of
Than 5% Shareholders (1)	Indirectly(2)		60 Days	Owned	Shares

Dennis E. Gershenson	2,296,819	(3)	57,119	2,353,938	6.1%
Stephen R. Blank	15,600	(4)	12,000	27,600	*
Arthur H. Goldberg	63,700	(5)	14,000	77,700	*
Robert A. Meister	41,475	(6)	11,000	52,475	*
David J. Nettina	14,000		—	14,000	*
Matthew L. Ostrower	8,000		—	8,000	*
Joel M. Pashcow	233,974	(7)	11,000	244,974	*
Mark K. Rosenfeld	33,600	(8)	12,000	45,600	*
Michael A. Ward	1,554,234	(9)	4,000	1,558,234	4.0
Gregory R. Andrews	109,741	(10)	—	109,741	*
Thomas W. Litzler	44,206		14,926	59,132	*
James H. Smith	—		—	—	*
Michael J. Sullivan	23,101		9,205	32,306	*
Frederick A. Zantello	41,777	(11)	27,340	69,117	*
Trustees and Executive Officers as a Group (15 Persons)	2,987,269	(12)	186,305	3,173,574	8.2
More Than 5% Holders:
Deutsche Bank AG	4,885,882	(13)	—	4,885,882	12.6
Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany
FMR LLC	4,146,300	(14)	—	4,146,300	10.7
82 Devonshire Street Boston, MA 02109
The Vanguard Group, Inc.	3,855,179	(15)	—	3,855,179	9.9
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	2,856,924	(16)	—	2,856,924	7.4
40 East 52nd Street New York, NY 10022
Joel D. Gershenson	1,971,940	(17)	—	1,971,940	5.1
31500 Northwestern Highway, Suite 100 Farmington Hills, MI 48334
Estate of Richard D. Gershenson	1,971,940	(17)	—	1,971,940	5.1
31500 Northwestern Highway, Suite 100 Farmington Hills, MI 48334
Bruce Gershenson	1,971,940	(17)	—	1,971,940	5.1
31500 Northwestern Highway, Suite 100 Farmington Hills, MI 48334

*	less than 1%

(1)	Percentages are based on 38,805,576 Shares outstanding as of April 6, 2011. Any Shares beneficially owned by a specified person but not currently outstanding, including options exercisable within 60 days of the record date and Shares issuable upon the exchange of units of limited partnership (“OP Units”) in the Trust’s operating partnership, Ramco-Gershenson Properties, L.P., are included in the percentage computation for such specified person, but are not included in the computation for other persons.

(2)	Certain Shares included in this column are currently in the form of service-based restricted stock, all owned directly by such person except for Mr. Ward, who holds such Shares in a trust. Each share of restricted stock represents the right to receive one Share upon vesting. During the vesting period, holders of restricted stock have voting rights as if such restricted stock was vested. Holdings of restricted stock are as follows: Dennis Gershenson, 61,175 Shares; Stephen Blank, 3,833 Shares; Arthur Goldberg, 3,834 Shares; Robert Meister, 3,834 Shares; David Nettina, 3,334 Shares; Matthew Ostrower, 3,334 Shares; Joel Pashcow, 3,834 Shares; Mark Rosenfeld, 3,833 Shares; Michael Ward, 3,834 Shares (owned by a trust); Gregory Andrews, 38,494 Shares; Thomas Litzler, 24,822 Shares; Michael Sullivan, 16,247 Shares; and Frederick Zantello, 23,890 Shares.

(3)	Includes: (i) 15,800 Shares owned by a charitable trust of which Dennis Gershenson is a trustee; (ii) 8,375 Shares owned by trusts for Dennis Gershenson’s children (shared voting and dispositive power); (iii) 1,958,350 Shares that partnerships, of which Dennis Gershenson is a partner, have the right to acquire upon the exchange of 1,958,350 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement with the Trust (the “Exchange Rights Agreement”); and (iv) 13,590 Shares that Dennis Gershenson has the right to acquire upon the exchange of 13,590 OP Units owned individually pursuant to the Exchange Rights Agreement.

Dennis Gershenson disclaims beneficial ownership of the Shares owned by the trusts for his children and the charitable trust. Dennis Gershenson, Joel Gershenson, Richard Gershenson (deceased) and Bruce Gershenson are brothers, as well as co-partners (together with Mr. Ward for a portion thereof) in the partnerships that own 1,958,350 OP Units (shared voting and dispositive power). See Note 17 for a description of certain OP Units pledged by such partnerships.

(4)	Includes 4,000 Shares deferred under Deferred Fee Plan for Trustees.

(5)	Includes (i) 48,700 Shares owned by Mr. Goldberg’s wife; and (ii) 5,000 Shares held by a pension trust for Mr. Goldberg. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife and the pension trust. Approximately 36,200 Shares owned by Mr. Goldberg or his wife are held in a margin account.

(6)	Includes 1,200 Shares owned by a trust for the benefit of Mr. Meister’s family members. Mr. Meister disclaims beneficial ownership of the Shares owned by the trust.

(7)	Includes 103,325 Shares owned by an irrevocable trust for Mr. Pashcow’s daughter and by a foundation of which Mr. Pashcow is trustee (Mr. Pashcow has shared voting and investment powers for each entity). Mr. Pashcow disclaims beneficial ownership of the Shares owned by the foundation and by the trust. Mr. Pashcow has pledged 208,349 Shares to JPMorgan Chase Bank, N.A. as collateral for a loan.

(8)	Includes (i) 4,000 Shares deferred under Deferred Fee Plan for Trustees; (ii) 2,700 Shares owned by Mr. Rosenfeld’s wife and 900 Shares owned by Mr. Rosenfeld’s children. Mr. Rosenfeld disclaims beneficial ownership of the Shares owned by his wife and his children. 24,200 Shares owned by Rosenfeld are held in a margin account.

(9)	Includes: (i) 12,584 Shares owned by a trust for Mr. Ward; (ii) 1,527,400 Shares that partnerships, of which Mr. Ward is a partner, have the right to acquire upon the exchange of 1,527,400 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement; and (iii) 14,250 Shares that Mr. Ward has the right to acquire upon the exchange of 14,250 OP Units owned individually pursuant to the Exchange Rights Agreement. Does not include 32,472 Shares that Mr. Ward has deferred the right to receive; see “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for information on similar arrangements made with a named executive officer. Mr. Ward disclaims beneficial ownership of the Shares owned by the trust referred to in (i) above. Dennis Gershenson, Joel Gershenson, the Estate of Richard Gershenson and Bruce Gershenson are Mr. Ward’s co-partners in the partnerships that own 1,527,400 OP Units (shared voting and dispositive power). See Note 17 for a description of certain OP Units pledged by such partnerships.

(10)	36,200 Shares are held in a margin account.

(11)	Does not include 5,599 Shares that Mr. Zantello has deferred the right to receive; see “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for additional information.

(12)	Includes Trustees and executive officers as of April 6, 2011.

(13)	Based on the Schedule 13G/A filed with the SEC on February 11, 2011 by Deutsche Bank AG and its subsidiaries including Deutsche Investment Management Americas, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and RREEF America, L.L.C.

Deutsche Bank AG has sole voting power of 3,401,613 Shares and sole dispositive power of 4,885,882 Shares, Deutsche Investment Management Americas has sole voting and dispositive power of 28,900 Shares, Deutsche Bank Trust Company Americas has sole voting and dispositive power of 500 Shares, Deutsche Bank Securities Inc. has sole dispositive power of 2,880 Shares, and RREEF America, L.L.C. has sole voting power of 3,372,213 Shares and sole dispositive power of 4,853,602 Shares.

(14)	Based on Schedule 13G filed with the SEC on March 10, 2011. FMR LLC has sole voting power of 1,707,500 Shares and has sole dispositive power of 4,146,300 Shares.

(15)	Based on the Schedule 13G/A filed with the SEC on February 10, 2011. The Vanguard Group, Inc. has sole voting power of 56,476 Shares, has sole dispositive power of 3,798,703 Shares, and has shared dispositive power of 56,476 Shares.

(16)	Based on the Schedule 13G/A filed with the SEC on February 8, 2011.

(17)	Based on the knowledge of the Trust without inquiry. Consists of: (i) 1,958,350 Shares that partnerships, of which Joel Gershenson, the Estate of Richard Gershenson and Bruce Gershenson are partners, have the right to acquire upon the exchange of 1,958,350 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement; and (ii) 13,590 Shares that each of such persons has the right to acquire upon the exchange of 13,590 OP Units owned individually pursuant to the Exchange Rights Agreement. Dennis Gershenson, Joel Gershenson, Richard Gershenson (deceased) and Bruce Gershenson are brothers, as well as co-partners (together with Mr. Ward, for a portion thereof) in the partnerships that own 1,958,350 OP Units (shared voting and dispositive power).

Joel Gershenson, the Estate of Richard Gershenson, Bruce Gershenson and Michael Ward pledged the following number of OP Units in the applicable partnerships (but only with respect to OP Units in which they had a pecuniary interest) to The Huntington National Bank as collateral for respective lines of credit: Joel Gershenson, 134,676 OP Units pledged and 89,746 OP Units subject to negative pledge; the Estate of Richard Gershenson, 174,954 OP Units pledged and 89,746 OP Units subject to negative pledge; Bruce Gershenson, 119,399 OP Units pledged and 89,746 OP Units subject to negative pledge; and Mr. Ward, 47,882 OP Units pledged. Mr. Joel Gershenson also pledged 90,693 OP Units in the applicable partnerships (but only with respect to OP Units in which he had a pecuniary interest) to Fifth Third Bank.

PROPOSAL 1 — ELECTION OF TRUSTEES

The Board currently consists of nine Trustees serving three-year staggered terms. However, the Board approved the declassification of the Board in June 2010 following shareholder approval of the Board’s declassification proposal at the 2010 annual meeting of shareholders. Beginning with the 2011 annual meeting, the successors to the Trustees whose term expires at such meeting will be elected for a one-year term. Therefore, the Board will be fully declassified beginning with the 2013 annual meeting.

Two Class II Trustees are to be elected at the 2011 annual meeting to serve until the annual meeting of shareholders in 2012 and until their successors are duly elected and qualified or until any such Trustee’s earlier resignation, retirement or other termination of service. The two nominees who receive the most votes cast at the annual meeting will be elected as Trustees. The Board has re-nominated Arthur Goldberg and Mark Rosenfeld. David Nettina was not re-nominated and the Board has reduced the size of the Board to eight members effective as of the annual meeting.

The Board recommends that you vote FOR the re-election of the Board’s nominees.

Each of the nominees has consented to serve a one-year term and has consented to be named in this proxy statement. If for any reason any of the nominees becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant.

The Trustees and nominees of the Trust are as follows:

			Class/Term
Name	Age	Title	Ending
Arthur H. Goldberg	68	Trustee	Class II—2011
Mark K. Rosenfeld	65	Trustee	Class II—2011
Stephen R. Blank	65	Chairman of the Board	Class III—2012
Matthew L. Ostrower	40	Trustee	Class III—2012
Joel M. Pashcow	68	Trustee	Class III—2012
Dennis E. Gershenson	67	Trustee; President and Chief Executive Officer of the Trust	Class I—2013
Robert A. Meister	69	Trustee	Class I—2013
Michael A. Ward	68	Trustee	Class I—2013

Trustee Background and Qualifications

As a fully integrated self-administered, publicly-traded REIT which owns, develops, acquires, manages and leases community shopping centers in the Midwestern, Southeastern and Mid-Atlantic regions of the United States, the Trust’s business involves a wide range of real estate, financing, accounting, management and financial reporting issues. In light of the Trust’s business and structure, the Nominating and Governance Committee considers the experience, mix of skills, independence from management and other qualities of the Trustees and nominees to ensure appropriate Board composition. In particular, the Nominating and Governance Committee believes that Trustees and nominees with the following qualities and experiences can assist in meeting this goal:

Senior Leadership Experience. Trustees with experience in significant leadership positions provide the Trust with perspective in analyzing, shaping and overseeing the execution of operational, organizational, and strategic issues at a senior level. Further, such persons have a practical understanding of balancing operational and strategic goals and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Trust.

Business Entrepreneurship and Transactional Experience. Trustees who have a background in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, and/or growing via mergers and acquisitions. Further, they have a practical understanding of the importance of “fit” with the Trust’s culture and strategy, the valuation of transactions and business opportunities, and management’s plans for integration with existing operations.

Financial and Accounting Experience. An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows Trustees to understand, oversee and advise management with respect to the Trust’s operating and strategic performance, capital structure, financing and investing activities, financial reporting and internal control of such activities. The Trust seeks to have a number of Trustees who qualify as audit committee financial experts, and expect all of the Trustees to be financially knowledgeable.

Real Estate Experience. An understanding of real estate issues, particularly with respect to real estate investment trusts, real estate development, community shopping centers, and key tenants, brings critical industry-specific knowledge and experience to our board. Education and experience in the real estate industry is useful in understanding the Trust’s acquisition, development, leasing and management of shopping centers, and the competitive landscape of its industry.

Public Company Board Experience. Trustees who serve, or have served, on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of trustees, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

The following sets forth the business experience during at least the past five years of each Board nominee and each of the Trustees whose term of office will continue after the annual meeting. The years of Trustee service include service for the Trust’s predecessors. In addition, the following includes, for each Trustee, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each of the Trustees should continue to serve on the Board in light of the goals set forth above.

Arthur H. Goldberg has been a Trustee since 1988 and is an independent Trustee. Mr. Goldberg qualifies as a financial expert under SEC rules based on the experiences described below.

Mr. Goldberg has been a Managing Director of Corporate Solutions Group, LLC, an investment banking and advisory firm, since January 2002. Mr. Goldberg served as President of Manhattan Associates, LLC, a merchant and investment banking firm, from 1994 to 2002 and as Chairman of Reich & Company, Inc. (formerly Vantage Securities, Inc.), a securities and investment brokerage firm, from 1990 to 1993. Mr. Goldberg has also served in leadership positions of other investment banking and brokerage firms. This experience has provided Mr. Goldberg with a broad perspective on investment banking, capital markets, finance and accounting, and mergers and acquisitions, and enables him to provide key market insights to our Board. Further, his significant investment banking experience, relationships and familiarity with public equity offerings and transactional matters have been invaluable to the Trust in its capital raising and acquisition and disposition activities.

Mr. Goldberg also has extensive Board and Board committee experience at other public companies, including his current service on the Board of Directors of Avantair, Inc. (formerly known as Ardent Acquisition Corp.) since 2003 (currently chair of the Compensation Committee and a member of the Audit Committee). He also served on the Board of Directors of North Shore Acquisition Corp. from November 2007 to August 2009 and Atlantic Realty Trust from May 1996 to April 2006.

Mr. Goldberg’s knowledge of the Trust and its culture based on his 23 years of service, combined with the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Goldberg should continue to serve as a member of our Board.

Mark K. Rosenfeld has been a Trustee since 1996 and is an independent Trustee. Mr. Rosenfeld qualifies as a financial expert under SEC rules based on the experiences described below.

Mr. Rosenfeld has been Chairman and Chief Executive Officer of Wilherst Developers Inc., a real estate development firm, since July 1997. Mr. Rosenfeld was an employee with Jacobson Stores Inc., a retail fashion merchandiser, from 1972 to 1996, including serving as President and Chief Operating Officer from 1992 to 1993,

President and Chief Executive Officer from 1992 to 1993 and Chairman of the Board (where he served as a member of the executive committee) and Chief Executive Officer from 1993 to 1996. In his various executive roles with Jacobson Stores, the Chief Financial Officer reported directly to Mr. Rosenfled on finance and accounting matters. This experience has provided Mr. Rosenfeld with a broad perspective on the retail industry, executive management, Board leadership, and accounting and finance. Mr. Rosenfeld has also served in leadership positions in the retail industry, including as a director of the National Retail Federation Board and a member of the Executive Committee of the Michigan Retailers Association. All of the foregoing has provided Mr. Rosenfeld with key industry-specific knowledge of real estate development, management and leasing, and general real estate industry issues, which enables him to provide key market insights to our Board.

Mr. Rosenfeld’s knowledge of the Trust and its culture based on his 15 years of service, combined with the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Rosenfeld should continue to serve as a member of our Board.

Stephen R. Blank has been a Trustee since 1988, including as Chairman of the Board since September 2009, and previously as Lead Trustee of the Board from June 2006 to September 2009. Mr. Blank is an independent Trustee and qualifies as a financial expert under SEC rules based on the experiences described below.

Mr. Blank has been a Senior Fellow, Finance at the Urban Land Institute since December 1998. Mr. Blank has also served in leadership positions with firms involved in the real estate investment banking industry. This experience has provided Mr. Blank with a broad perspective on real estate industry issues, and enables him to provide key market insights to our Board.

Mr. Blank was a Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. from 1993 to 1998, Managing Director of Cushman & Wakefield, Inc.’s Real Estate Corporate Finance Department from 1989 to 1993, Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co., Incorporated from 1979 to 1989, and Vice President, Direct Investment Group of Bache & Co., Incorporated from 1973 to 1979. Mr. Blank’s significant investment banking experience, relationships and familiarity with public equity offerings have been invaluable to the Trust in its capital raising activities in recent years.

Through Mr. Blank’s significant leadership roles on the Board since June 2006, including his role as chair of the Trust’s Audit Committee and as a member of its Compensation Committee, he has facilitated the Board’s ability to perform its critical oversight function and such authority has given him critical insights to the Trust’s operations, organization and strategy. Mr. Blank also has extensive Board and Board committee experience at other public companies. Mr. Blank has served on the Board of Directors of MFA Investments, Inc., a real estate investment trust, since 2002 (currently the chair of its Audit Committee and a member of its Compensation Committee), and Home Properties, Inc., an apartment real estate investment trust, since January 2009 (currently the chair of its Audit Committee and a member of its Compensation Committee; provided, however, after Home Properties, Inc’s May 2011 annual meeting, Mr. Blank expects to be placed on its Nominating and Governance Committee and removed from its Compensation Committee). He previously served on the Board of Directors of BNP Residential Properties, Inc. from May 1999 to February 2007 and Atlantic Realty Trust from May 1996 to April 2006.

Mr. Blank’s knowledge of the Trust and its culture based on his 23 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Blank should continue to serve as a member of our Board.

Matthew L. Ostrower has been a Trustee since 2009 and is an independent Trustee.

Mr. Ostrower has been a Managing Director and Associate Director of Research at Morgan Stanley since 2010.  Mr. Ostrower was a member of Morgan Stanley’s Equity Research department from July 2000 to April 2008, where he served as a Vice President, Executive Director and as a Managing Director responsible for coverage of REITs, publishing research opinions and investment recommendations from 2000 to 2006. Mr. Ostrower assumed leadership of the REIT research group in 2006 and initiated coverage of a wider range of companies. Mr. Ostrower also served as analyst and then portfolio manager of Pioneer Real Estate Shares mutual fund from 1996 to 2000 and is a Chartered Financial Analyst. Mr. Ostrower’ significant knowledge and experience regarding REIT equity investing, finance, the securities industry and general real estate industry issues has been particularly important in the Trust’s capital raising activities and ensuring alignment with shareholders.

Mr. Ostrower’s attributes noted above led the Nominating and Governance Committee to conclude Mr. Ostrower should continue to serve as a member of our Board.

Joel M. Pashcow has been a Trustee since 1980 and is an independent Trustee.

Mr. Pashcow has been a Managing Member of Nassau Capital LLC, a real estate and securities investment firm, since April 2006. This experience has provided Mr. Pashcow with a broad perspective on REIT equity investing, finance, the securities industry and general real estate industry issues and enables him to provide key market insights to our Board, which has been particularly important in the Trust’s capital raising activities and ensuring alignment with shareholders.

Mr. Pashcow served as Chairman of the predecessor of the Trust from 1988 to May 1996. Mr. Pashcow also has prior Board service and leadership experience, serving as Chairman of the Board of Trustees of Atlantic Realty Trust, a real estate investment trust, from May 1996 to April 2006.

Mr. Pashcow’s knowledge of the Trust and its culture based on his 31 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Pashcow should continue to serve as a member of our Board.

Dennis E. Gershenson has been a Trustee since 1996, including as Chairman of the Board from June 2006 to September 2009.

Mr. Gershenson has been President and Chief Executive Officer of the Trust since May 1996. He served as Vice President — Finance and Treasurer of Ramco-Gershenson, Inc. from 1976 to 1996 and arranged the financing of Ramco’s initial developments, expansions and acquisitions. As the principal executive officer of the Trust for 15 years and as an executive for an additional 20 years, Mr. Gershenson has a unique perspective and understanding of the Trust’s business, culture and history, having led the Trust through many economic cycles, internal and external growth and curtailment, and other key operational and strategic initiatives. His day-to-day leadership of the Trust gives him critical insights into the Trust’s operations, strategy and competition, and enables him to assist the Chairman of the Board to ensure the Board’s ability to perform its critical oversight function. He also has a broad perspective on real estate industry issues generally.

Mr. Gershenson has served as Regional Director of the International Council of Shopping Centers, also known as the “ICSC,” which has provided him with key market insights and significant relationships. Mr. Gershenson also has other Board and Board committee experience at a REIT through his service as a member of the Board of Directors of National Retail Properties, Inc. since February 2008 (currently a member of its Governance and Nominating and Compensation Committees); Mr. Gershenson determined not to seek re-nomination and such service will end at the company’s 2011 annual meeting.

Mr. Gershenson also has served in many leadership roles of various charitable organizations. Mr. Gershenson is a member of the Board of Directors of Oakland Family Services and the Board of Governors of Cranbrook Academy of Art. He is a former Chairman of the Board of Directors of Hospice of Michigan and served on the Board of Directors of the Merrill Palmer Institute and the Metropolitan Affairs Coalition.

Mr. Gershenson’s knowledge of the Trust and its culture based on his 35 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Gershenson should continue to serve as a member of our Board.

Robert A. Meister has been a Trustee since 1996 and is an independent Trustee.

Mr. Meister has extensive Board and Board committee experience at other public companies. Mr. Meister has been a member of the Board of Trustees of Centerline Holding Company since November 2003 (currently a member of its Nominating and Governance and Compensation Committees). From March 1991 to January 2010, Mr. Meister was the Vice Chairman of Aon Group, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation. Mr. Meister became Vice Chairman Emeritus of Aon Group, Inc. in January 2010. He also served on the Board of Directors of Universal Health Services, Inc. from July 2004 to May 2008. This experience has provided Mr. Meister with significant executive management and Board leadership experience and extensive knowledge of risk management and insurance generally, which has been critical to the Trust’s business.

Mr. Meister’s knowledge of the Trust and its culture based on his 15 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Meister should continue to serve as a member of our Board.

Michael A. Ward has been a Trustee since 2006 and is an independent Trustee.

Mr. Ward is currently a private investor but has 45 years of providing leadership to the Trust through executive management and Board service. He served as Executive Vice President and Chief Operating Officer of the Trust from 1996 to 2005, as well as Executive Vice President of Ramco-Gershenson, Inc. from 1966 to 1996. As an executive officer of the Trust for almost 40 years, Mr. Ward has a unique perspective and understanding of the Trust’s business, culture and history, having provided leadership through many economic cycles, internal and external growth and curtailment, and other key operational and strategic initiatives. He also has a broad perspective on leasing, development and real estate industry issues generally.

Mr. Ward’s knowledge of the Trust and its culture based on his 45 years of service led the Nominating and Governance Committee to conclude Mr. Ward should continue to serve as a member of our Board.

Trustee Independence

The NYSE listing standards set forth objective requirements for a Trustee to satisfy, at a minimum, in order to be determined independent by the Board. In addition, the NYSE listing standards require the Board to consider all relevant facts and circumstances, including the Trustee’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Blank, Goldberg, Meister, Nettina, Ostrower, Pashcow, Rosenfeld and Ward are independent Trustees and therefore the Trust satisfies the requirements of the NYSE listing standards and the Trust’s Corporate Governance Guidelines that at least a majority of the Trustees be independent. In particular, the Board considered the following matters:

•	The Board considered the transaction set forth in “Related Person Transactions” with respect to Mr. Pashcow and determined that such transaction did not impede his independence.

•	The Board considered Mr. Ward’s prior service to the Trust as an employee and officer, as well as the partnerships of which he and Dennis Gershenson are partners, among others, and which hold a significant amount of OP Units, and determined that such relationships did not impede his independence.

The Audit Committee, Compensation Committee, and Nominating and Governance Committee are composed entirely of independent Trustees. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

BOARD MATTERS

The Board of Trustees

General

The Board has general oversight responsibility of the Trust’s affairs and the Trustees, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Trust’s day-to-day management, it stays regularly informed about the Trust’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Trust’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board, led by the Nominating and Governance Committee, also performs an annual performance review of the Board and individual Trustees.

Board Leadership

Mr. Blank has served as the independent Chairman of the Board since September 2009. From June 2006 to September 2009, Mr. Gershenson was the Chairman of the Board and Mr. Blank served as Lead Trustee.

The Board does not have a specific policy on whether the Chairman should be a non-employee Trustee or if the Chairman and Chief Executive Officer positions should be separate. In accordance with the Corporate Governance Guidelines, if the Chairman is also the Chief Executive Officer of the Trust, then one of the independent members of the Board will be named as Lead Trustee and have the responsibilities set forth below. The Board believes either circumstance provides sufficient checks and balances and is appropriate to further the interests of shareholders of the Trust. Further, in either case, the Board believes that its independent Trustees, who represent eight of nine members of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience. See “Proposal 1-Election of Trustees — Trustee Background and Qualifications” above. The independent Trustees are the sole members of the Audit, Compensation, and Nominating and Governance committees, which oversee critical matters of the Trust such as the integrity of the Trust’s financial statements, the compensation of executive management, the nomination and evaluation of Trustees, and the development and implementation of the Trust’s corporate governance policies and structures. The independent Trustees also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

If there is a Lead Trustee, the Lead Trustee is to be elected annually (or at any time there is a vacancy) by the independent Trustees after consultation with the Nominating and Governance Committee and must be fully independent of management of the Trust. The term of the Lead Trustee’s service will commence upon his or her election and conclude upon the occurrence of the Trust’s next regularly scheduled meeting of shareholders. The Lead Trustee may be removed at any time by action of a majority of the independent Trustees. The Lead Trustee, if any, will:

•	chair meetings of the independent Trustees and act as a liaison between the independent Trustees and the Chairman in the communication of the results of such meetings;

•	assist the Chairman in developing Board meeting agendas and chair Board meetings in the absence of the Chairman;

•	assist the Chairman in preparing materials for distribution to the independent Trustees between regularly scheduled Board meetings;

•	work to establish open, one-on-one, communication between the Chairman, senior managers of the Trust, and the independent Trustees;

•	work to become sufficiently informed about executive and Board committee activities so as to be able to substitute for the Chairman on short notice or in the event of a succession or transition event;

•	coordinate and lead the annual performance evaluation of the Chairman; and

•	be an ex-officio member of all committees of the Board and invited to attend meetings of committees.

Oversight of Risk Management

The Board oversees the Trust’s risk management. This oversight is administered primarily through:

•	the Board’s review and approval of management’s annual business plan and long-term strategic plan;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings;

•	the Audit Committee’s oversight of the Trust’s financial reporting, internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy thereof;

•	the Nominating and Governance Committee’s leadership in the corporate governance policies of the Trust and the self-evaluation assessments of the Board and committees; and

•	the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Trust’s business plan, as well its review of compensation plans generally and the related risks.

Meetings

In 2010, the Board held seven meetings. Non-management Trustees hold regularly scheduled executive sessions in which non-management Trustees meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Mr. Blank presides at such executive sessions.

Trustees are expected to attend all Board and committee meetings, as well as the Trust’s annual meeting of shareholders. In 2010, all of the Trustees attended at least 75% of the aggregate of the meetings of the Board and all committees of the Board on which they served. All of the Trustees attended the 2010 annual meeting of shareholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Trust’s website under “Investor Info — Corporate Overview — Governance Documents” at www.rgpt.com. The table below sets forth the current membership and 2010 meeting information for the four standing committees of the Board:

Nominating and
Name	Audit	Compensation	Governance	Executive
Stephen R. Blank	Chair	X	—	—
Dennis E. Gershenson	—	—	—	X
Arthur H. Goldberg	X	Chair	—	—
Robert A. Meister	—	X	X	—
David J. Nettina(1)	X	—	—	—
Matthew L. Ostrower	—	X	X	—
Joel M. Pashcow	—	—	X	Chair
Mark K. Rosenfeld	X	—	Chair	—
Michael A. Ward	—	X	X	X
Meetings	14	6	3	—

(1) Mr. Nettina will no longer be serving as a director as of the 2011 annual meeting, and the Audit Committee will consist of three members as of such time.

Audit Committee

The Trust has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for providing independent, objective oversight and review of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management system, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that Messrs. Blank, Goldberg, Nettina and Rosenfeld are each financially literate and have the accounting or related financial management expertise in accordance with NYSE listing standards, and are each an audit committee financial expert as defined in the rules and regulations of the SEC. See “Proposal 1-Election of Trustees — Trustee Background and Qualifications” for a description of their relevant business experience. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Compensation Committee

The Compensation Committee administers the executive compensation program of the Trust. The Compensation Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Trust’s executive officers. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Trust’s compensation programs. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.

Role of Management. Similar to prior years, the Compensation Committee took significant direction from the recommendations of Mr. Gershenson with respect to the design and implementation of the Trust’s 2010 executive compensation program. See “Compensation Discussion and Analysis — Process for Making Compensation Determinations — Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant. The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee determined to re-engage Mercer (US) Inc. (“Mercer”) as its compensation consultant for 2010 with respect to executive compensation and Trustee compensation programs generally. The Compensation Committee works with management to determine Mercer’s responsibilities and direct its work product, but the Compensation Committee is responsible for the formal approval of the annual work plan.

With respect to the 2010 executive compensation program, the Compensation Committee engaged Mercer to discuss best-practices and market trends in executive compensation, provide a detailed analysis of the long-term incentive program and benchmark certain compensation. See “Compensation Discussion and Analysis — Process for Making Compensation Determinations” and “Compensation Discussion and Analysis — 2010 Compensation Determinations — Long-Term Incentive Compensation.”

In addition to the foregoing, the Trust engaged FPL Associates Compensation (“FPL”) to assist Mr. Gershenson in providing his recommendations to the Compensation Committee with respect to the named executive officers other than Messrs. Gershenson and Andrews. Mr. Gershenson directs FPL’s work product, which for the 2010 compensation program consisted of an assessment of the Trust’s competitive positioning regarding the compensation of the named executive officers other than Messrs. Gershenson and Andrews. The Compensation

Committee is provided with the FPL market data when assessing Mr. Gershenson’s compensation recommendations for the applicable named executive officers.

With respect to the 2010 non-employee Trustee compensation program, the Compensation Committee engaged Mercer to provide a detailed analysis of the non-employee Trustee program. See “Board Matters — Trustee Compensation.”

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, recommending Trustees for each Board committee and overseeing the Trust’s Corporate Governance Guidelines and related corporate governance issues. The Nominating and Governance Committee also is responsible for the Trust’s Code of Business Conduct and Ethics and considers any requests for waivers from such code. See the Nominating and Governance Committee’s charter for additional information on its responsibilities and activities.

The Nominating and Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Governance Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience, including appropriate financial, governance, capital market, real estate and other expertise relevant to the Trust’s business. Generally, the Nominating and Governance Committee will re-nominate incumbent Trustees who continue to satisfy its criteria for members of the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Governance Committee will review the experience, mix of skills and background, independence and other qualities of a nominee to ensure appropriate Board composition after taking into account the current Board members and the specific needs of the Trust and Board.

The Nominating and Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Board and the Trust’s management. The Nominating and Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominees set forth in this proxy statement. The Nominating and Governance Committee does not solicit Trustee nominations, but will consider nominee recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are timely made and otherwise in accordance with the Trust’s Bylaws and applicable law. Such recommendations will be evaluated against the same criteria used to evaluate other nominees. The Trust did not receive any nominations of Trustees by shareholders for the 2011 annual meeting of shareholders.

Under the Bylaws, shareholders must follow an advance notice procedure to nominate candidates for election as Trustees or to bring other business before an annual meeting. The advanced notice procedures set forth in the Bylaws do not affect the right of shareholders to request the inclusion of proposals in the Trust’s proxy statement and form of proxy pursuant to SEC rules. See “Additional Information — Presentation of Shareholder Proposals and Nominations at 2012 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations.

Executive Committee

The Executive Committee is permitted to exercise all of the powers and authority of the Board, except as limited by applicable law and the Bylaws. The Executive Committee generally acts pursuant to unanimous written consents.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Trust is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update the Trust’s corporate governance policies and practices as appropriate or required by applicable law, the NYSE listing standards or SEC regulations.

As noted above, the Board approved the declassification of the Board in June 2010 following shareholder approval of the Board’s related proposal. Beginning with the 2011 annual meeting, the successors to the Trustees whose term expires at such meeting will be elected for a one-year term. Therefore, the Board will be fully declassified beginning with the 2013 annual meeting.

The Trust has adopted a Code of Business Conduct and Ethics which sets forth basic principles to guide the conduct of Trustees and the Trust’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller and persons serving similar functions. The code covers numerous topics including illegal or unethical behavior, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. A copy of the Trust’s Code of Business Conduct and Ethics is available on the Trust’s website under “Investor Info — Corporate Overview — Governance Documents” at www.rgpt.com. Any waiver or material amendment that relates to the Trustees or certain executive officers of the Trust will be publicly disclosed in such subsection on the Trust’s website within four business days of such action. See “Related Person Transactions” for additional information regarding policies and procedures specifically addressing related person transactions.

The Trust has also adopted Corporate Governance Guidelines, which address, among other things, a Trustee’s responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. A copy of the Trust’s Corporate Governance Guidelines is available on the Trust’s website under “Investor Info — Corporate Overview — Governance Documents” at www.rgpt.com.

A copy of the Trust’s committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

Trustee Compensation

The Compensation Committee and Board believe that Trustees should receive a mix of cash and equity. Compensation paid to the non-employee Trustees is intended to provide incentives to such persons to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new Trustees with outstanding qualifications. Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof; therefore, Mr. Gershenson is excluded from the Trustee compensation table below.

The Compensation Committee engaged Mercer to assess the Trust’s competitive position regarding its non-employee Trustee compensation program in 2010. The market data (based on 2009 and 2010 compensation data) indicated that the Trustees were under-compensated relative to a 10-company peer group, taking into account the Trust’s relative size and market capitalization among the peer group. The peer group consisted of the same companies utilized by Mercer in connection with the 2010 long-term incentive program analysis, except Kimco Realty Corporation and Developers Diversified Realty Corporation were excluded from the non-employee Trustee peer group to prevent distortion of compensation levels given their significantly larger size than the other peer companies and the Trust. See “Compensation Discussion and Analysis — 2010 Compensation Determinations — Long-Term Incentive Compensation” for the peer group listing. The Committee also desired to simplify the compensation program. Based on the foregoing analysis, the Compensation Committee recommended, and the Board approved, the revisions noted below, effective July 1, 2010.

2010 Non-Employee Trustee Compensation

The following table sets forth the compensation program for non-employee Trustees in 2010:

	Jan 1 –	July 1 –
	June 30	Dec 31

Annual cash retainer (paid quarterly):	$15,000	$(1)
Additional cash retainer:
Chairman	$100,000	$100,000
Audit Committee chair(2)	10,000	7,500
Audit Committee members(2)	5,000	—
Compensation Committee chair	—	5,000
Nominating and Governance Committee chair	—	5,000
Executive Committee chair	—	2,500
Executive Committee members(2)	2,500	—
Attendance fees per Board meeting:
In person	$1,500	$—
Via telephone	750	—
Annual equity retainer (shares of restricted stock)(2)	2,000	2,000

(1)	Under the new Trustee compensation program, the annual cash retainer is equal to $80,000 less the grant date fair value of the restricted stock granted in the applicable year. Each Trustee received $29,900 in cash as a pro rata payment for service from July 1, 2010 to December 31, 2010 related to the revised annual cash retainer.

(2)	Under the program in effect through June 30, 2010, payment was subject to attendance by the Trustee at 75% or more of the applicable committee meetings during the applicable calendar year.

(3)	Grants are made under the Trust’s 2008 Restricted Share Plan for Non-Employee Trustees. The shares of restricted stock vest over three years. The grant is made on June 30th or, if not a business day, the business day prior to June 30th.

The Trust also reimburses all Trustees for all expenses incurred in connection with attending any meetings or performing their duties as Trustees.

Stock Ownership Guidelines. Effective September 2008, the Compensation Committee approved stock ownership guidelines for the Trustees. The guidelines require such persons to hold a number of Shares having a market value equal to three times the then current annual stock grant denominated in Shares for all Trustees. Trustees have a five-year period to comply with the guidelines, with the initial compliance deadline being September 2013. The Compensation Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all Trustees currently satisfy the guidelines or are making significant progress toward the guidelines.

Deferred Fee Plan. In 2008, the Board approved the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees. A Trustee may elect to defer fees earned for services provided during a subsequent calendar year (“Deferral Year”) by completing and filing a proper deferred fee agreement with the Secretary of the Trust no later than December 31 of the year prior to the Deferral Year. A Trustee may elect to credit any cash fees to a stock account or a cash account. Stock fees deferred can only be credited to the stock account. Shares in the stock account will receive distributions, which at the Trustee’s election will either be paid in cash or will be reinvested in Shares. Cash in the cash account will accrue interest at JP Morgan Chase’s prime rate. A Trustee may modify or revoke his or her existing fee deferral election only on a prospective basis, only for fees to be earned in a subsequent calendar year, and only if the Trustee executes a new deferred fee agreement or revokes his or her existing deferred fee agreement in writing by December 31 of the year preceding the calendar year for which such modification or revocation is to be effective. The Trustee must elect the end of the deferral period at the time of such election and, except for limited circumstances, no Trustee shall have any right to make any early withdrawals from the Trustee’s deferred fee accounts.

2010 Trustee Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards			Total
Name	($) (1)	($) (2)(3)(4)	Other ($)		($)
Stephen R. Blank	165,525	20,200	—		185,725
Arthur H. Goldberg	44,900	20,200	—		65,100
Robert A. Meister	37,400	20,200	—		57,600
David J. Nettina	40,317	20,200	—		60,517
Matthew L. Ostrower	37,400	20,200	—		57,600
Joel M. Pashcow	41,150	20,200	—		61,350
Mark K. Rosenfeld	44,900	20,200	—		65,100
Michael A. Ward	39,900	20,200	173,926	(5)	234,026

Total	451,492	161,600	173,926		787,018

(1)	Represents amounts earned in cash in 2010 with respect to the cash retainers and meeting fees.

(2)	Reflects shares of restricted stock granted in 2010 under the 2008 Restricted Share Plan for Non-Employee Trustees. The amounts reported reflect the grant date fair value of each award of $10.10, the closing price of the Shares on the NYSE on June 30, 2010.

(3)	In 2010, the following Trustees elected to defer the receipt of all of their equity retainer under the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees. However, such Trustees elected to receive the dividend equivalents related to such notional shares in cash.

Name	2010 Stock Deferrals ($)	Notional Shares Credited

Stephen R. Blank	20,200	2,000
Mark K. Rosenfeld	20,200	2,000

(4)	As of December 31, 2010, each non-employee Trustee had the following number of options outstanding: Stephen R. Blank, 12,000; Arthur H. Goldberg, 14,000; Robert A. Meister, 11,000; Joel M. Pashcow, 11,000; Mark K. Rosenfeld, 12,000; and Michael A. Ward, 4,000.

As of December 31, 2010, each non-employee Trustee had the following number of shares of restricted stock outstanding (including stock deferrals): Stephen Blank, 3,834 shares; Arthur Goldberg, 3,834 shares; Robert Meister, 3,834 shares; David Nettina, 3,334 shares; Matthew Ostrower, 3,334 shares; Joel Pashcow, 3,834 shares; and Mark Rosenfeld, 3,834 shares.

(5)	Consists of full payment of health care premiums pursuant to the post-termination provisions of an employment agreement with the Trust and one-time settlement of $150,000 in lieu of future payments of health care premiums.

Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific Trustee(s) can write to the Board at the following address: Board of Trustees, c/o Secretary, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. All communications received by the Trust’s Secretary which are addressed to the Board or a Committee will be forwarded directly to the members of the Board.

Shareholders, Trust employees, officers, Trustees or any other interested persons who have concerns or complaints regarding accounting or auditing matters of the Trust are encouraged to contact, anonymously or otherwise, the Chairman of the Audit Committee (or any Trustee who is a member of the Audit Committee) at the address above. Such admissions will be treated confidentially.

EXECUTIVE OFFICERS

The executive officers of the Trust serve at the pleasure of the Board. The executive officers of the Trust are as follows:

Name	Age	Title
Dennis E. Gershenson	67	Trustee; President and Chief Executive Officer
Gregory R. Andrews	49	Chief Financial Officer and Secretary
Catherine J. Clark	52	Senior Vice President — Acquisitions
Thomas W. Litzler	51	Executive Vice President — Development and New Business Initiatives
Michael J. Sullivan	52	Senior Vice President — Asset Management
Frederick A. Zantello	67	Executive Vice President

See “Proposal 1 — Election of Trustees” for biographical and other information regarding Mr. Gershenson.

Gregory R. Andrews has been Chief Financial Officer and Secretary since March 2010. Previously, Mr. Andrews served as Executive Vice President of Finance of the Trust from February to March 2010. Mr. Andrews has over 20 years of real estate experience, including executive management positions with Equity One, Inc., another publicly traded REIT, from November 2006 to April 2009 (including as Executive Vice President and Chief Financial Officer) and Green Street Advisors, Inc., an investment advisory firm, from March 1997 to November 2006. Mr. Andrews was also previously a vice president in the commercial real estate group at Bank of America. Mr. Andrews currently is a director of Orange 21 Inc. (and serves on the Audit Committee).

Catherine J. Clark has been Senior Vice President — Acquisitions since June 2005. Ms. Clark has been employed with the Trust since 1997 in various acquisition roles. Previously, Ms. Clark was a Vice President with Farmington Mortgage, a subsidiary of the Fourmidable Group, and Vice President with Amurcon Corporation. Ms. Clark has over 25 years of experience in the real estate industry.

Thomas W. Litzler was Executive Vice President — Development and New Business Initiatives from February 2006 to April 2011. Mr. Litzler was Senior Vice President, Asset Manager for New Plan Excel Realty Trusts’ Midwest Region from 2003 to 2006, and was Vice President of Development for A&P’s Midwest region from 1994 to 2002. Mr. Litzler is a member of the Michigan Committee for the International Council of Shopping Centers.

Michael J. Sullivan has been Senior Vice President — Asset Management since August 2005. Previously, Mr. Sullivan was Senior Vice President of Operations for Restaurant Associates’ Sports & Entertainment division, a subsidiary of Compass Group PLC. Mr. Sullivan holds a baccalaureate in International Relations from St. Joseph’s University in Pennsylvania. His professional affiliations include the International Council of Shopping Centers and National Association of Concessionaires.

Frederick A. Zantello has been an Executive Vice President since June 2005. Mr. Zantello has been employed with the Trust since April 1997, including serving as Executive Vice President of Development and Senior Vice President and Executive Vice President of Asset Management, respectively. Previously, Mr. Zantello was the Executive Vice President, Chief Operating Officer with Glimcher Realty Trust and Director of Real Estate with Federated Department Stores. Mr. Zantello is a member of the International Council of Shopping Centers and has over 30 years of experience in the real estate industry.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board (referred to as the “Committee” in this section and the Named Executive Officer Compensation Tables), composed entirely of independent Trustees, administers the executive compensation program of the Trust. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based compensation plans, and reviewing and approving annually all compensation decisions relating to the Trust’s executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). This section of the proxy statement explains how the Trust’s compensation programs are designed and operated in practice with respect to the named executive officers.

James H. Smith served as Interim Chief Financial Officer until March 2010. As consideration, the Trust paid CFO Synergy, Inc., a consulting company for which Mr. Smith serves as President, $275 per hour and reimbursed it for specified expenses. All references in this CD&A exclude the foregoing compensation arrangement for Mr. Smith.

Gregory R. Andrews was appointed Executive Vice President of Finance in February 2010 and became Chief Financial Officer and Secretary in March 2010, replacing Mr. Smith.

Executive Summary

Overview of Compensation Program

The following is a summary of key aspects of our 2010 compensation program for named executive officers:

•	Straightforward compensation program. The primary compensation elements consist of base salary, an annual cash bonus, and a long-term incentive award. There are two bonus programs, one incentive plan for the CEO and CFO and discretionary bonuses for the other executive officers. All of the named executive officers participate in the long-term incentive compensation program.

•	Limited perquisites and no defined benefit plans. The Trust provides limited perquisites to named executive officers that are not generally available to all employees. Further, the Trust does not maintain any defined benefit pension plans for its named executive officers.

•	Limited nonqualified deferred compensation plans. The only ongoing deferred compensation plan offered to named executive officers relates to an equity deferral plan, although such plan has rarely been utilized. One option deferral continues to be in effect from a prior-year deferral decision.

•	Conservative pay in light of economic conditions. The Committee increased base salaries by 3.5% in 2010 after a base salary freeze in 2009. Additionally, although the Committee generally believes that target bonuses of 40% of base salary are appropriate for Messrs. Litzler, Zantello and Sullivan, the Committee reduced the target bonuses by 50% to 20% of base salary in 2009 and 2010 in light of economic conditions and related conservative budgeting. Mr. Gershenson voluntarily reduced his bonus earned in 2010 by approximately 23% due to economic conditions and similar reductions imposed on other members of senior management. There were also no long-term equity compensation grants in 2009.

•	Emphasis on pay-for performance, with utilization of a variety of key metrics. Target performance-based compensation equaled 27% to 50% of the Target Compensation (defined below) of named executive officers in 2010, with an increase in the percentage of at-risk pay for those named executive officers with increased responsibilities. Following Mr. Gershenson’s waiver of his guaranteed minimum annual bonus of $350,000 for the remainder of the term of his employment agreement in 2009, the Committee implemented a performance-based bonus plan for the CEO and CFO in 2010. Further, the Committee ensures that executives focus on a variety of key performance metrics. The 2010 annual bonus plan for Messrs. Gershenson and Andrews was predicated on funds from operations per share (40%), balance sheet improvement (debt to EBITDA ratio) (30%), and individual strategic goals (30%). In addition, 50% of the 2010 long-term incentive award was allocated to performance-based restricted stock, which is earned based on the Trust’s relative total shareholder return over a three-year period compared to a 12-company peer group. In addition, while the annual bonus plan is discretionary for other named executive officers, the Committee’s determination is partially based on its review of a variety of corporate, department and individual performance factors.

•	Balance of short-term and long-term compensation. In 2010, long-term incentive compensation represented 36% to 47% of Target Compensation. In addition, named executive officers have significant amounts of equity awards granted in prior years subject to vesting over a number of years. Further, stock ownership guidelines reinforce the philosophy of focusing on long-term performance of the Trust.

•	Employment and change of control agreements with certain named executive officers. The Trust is party to employment agreements with Messrs. Gershenson and Andrews, which provide for specified severance benefits, including termination upon a change of control. Mr. Gershenson’s agreement includes a full tax gross-up regarding change of control payments, which reinforces the purpose of the change of control benefit. Effective March 1, 2010, the Trust amended its Change in Control Policy applicable to the Trust’s Chief Executive Officer, Chief Financial Officer, executive vice president or any senior vice president, which includes all named executive officers. The Trust believes this policy would be instrumental in the success of the Trust in the event of any threatened change of control and is competitive with substantially all of the Trust’s peers. A fundamental feature of this policy is that the benefits have a “double-trigger,” which means a change of control and the actual or constructive termination of employment within one year after the trigger event. In addition, the policy does not provide for a tax gross up on benefits.

Overview of 2010 Compensation Actions

In determining compensation for named executive officers in 2010, the Committee generally focused on establishing a base salary, a target annual cash bonus and a target long-term incentive award (collectively, “Target Compensation”). In 2010, the Committee again was challenged to balance the need to attract, motivate and retain the named executive officers, implement the initiatives arising out of the Board’s 2009 review of financial and strategic alternatives and the resulting re-confirmation of its stand-alone business strategy, remain fiscally conservative and limit cash and non-cash compensation expense, and ensure alignment with shareholders.

In March 2010, the Committee determined that it was prudent to increase base salaries by 3.5% for each named executive officer, except Mr. Andrews whose employment terms were negotiated upon his hire in February 2010. Such base salary increase resulted in a 3.5% increase in the cash value of their target annual bonuses, which is based on a percentage of base salary. Historically, all annual bonuses had been discretionary. However, in March 2010, the Committee approved the adoption of the 2010 Executive Incentive Plan for the Trust’s Chief Executive Officer and Chief Financial Officer, which consisted of three performance components described below.

In 2010, the Committee also re-implemented the Trust’s long-term incentive compensation program, with approved long-term incentive targets of 75% to 120% of the base salary for the named executive officers, which generally is consistent with the historical long-term incentive program. The 2010 base salary increase was not included in the base salary utilized for the 2010 long-term incentive target awards. In 2010, the Committee determined that service-based restricted stock grants and performance-based restricted stock grants each would correspond to 50% of the long-term incentive dollar target.

The following table sets forth the Target Compensation for the named executive officers in 2010.

							Target Compensation
			Target		Target
			LTIP	Target	LTIP	Target Long-		Internal
			Award-	Performance-	Award-	Term		Pay Equity
		Target	(Performance-	Based	(Service	Incentive		(% of CEO
	Base	Annual	Based	Compensation	Based	Compensation		2010
	Salary	Bonus	Rest. Stock)	(% of Target	Rest. Stock)	(% of Target	2010	Target
Name	($)	($)	($)	Comp)(4)	($)	Comp)(5)	($)	Comp)

Dennis E. Gershenson(1)	481,958	481,958	432,236	50%	432,236	47%	1,828,388	—

Gregory R. Andrews(2)	360,000	216,000	162,000	42%	162,000	36%	900,000	49%

Thomas W. Litzler	328,681	65,736	142,905	31%	142,905	42%	680,227	37%

Frederick A. Zantello(3)	258,750	51,750	93,750	27%	129,415	42%	533,665	29%

Michael J. Sullivan	252,547	50,509	91,503	29%	91,503	38%	486,062	27%

(1)	LTIP award includes annual grant and discretionary grant in 2010.
(2)	Excludes one-time equity grants related to hiring in 2010.
(3)	Includes discretionary equity grant in 2010.
(4)	Target Annual Bonus plus Target LTIP Award (Performance-Based Restricted Stock), divided by Target Compensation in 2010. Messrs. Litzler, Zantello and Sullivan’s bonus are discretionary, but included herein due to the Committee’s performance-based evaluation.
(5)	Target LTIP Award (Performance-Based Restricted Stock) plus Target LTIP Award (Service-Based Restricted Stock), divided by Target Compensation in 2010.

Overview of 2010 Operating Performance and Pay-For-Performance

Target Performance Metrics. The global economic and financial market downturn in 2008 and 2009 caused, among other things, a significant tightening in the credit markets, lower levels of liquidity, increased rates of default and bankruptcy, lower consumer and business spending, and lower consumer confidence and net worth, all of which had a negative effect on the Trust’s business, results of operations, financial condition and liquidity. As of the time the Committee deliberated regarding the 2010 compensation program for the named executive officers in late 2009 and early 2010, forecasts for 2010 generally projected a continuing weak economy in the United States, with a long, slow recovery from the severe economic recession. Although management was unable to predict the duration and depth of the economic slowdown and the precise impact on the Trust’s business at such time, management noted that the timing and nature of any recovery in the general economy, credit and financial markets, and the REIT industry remained uncertain. Management also noted that a continued weak economy would strain the resources of the Trust’s tenants and their customers, as well as the Trust’s joint venture partners and vendors, and negatively impact the Trust’s ongoing business and future operations. Such conditions made it very difficult to forecast operating results, make business decisions and address material business risks.

Another significant impact on 2010 resulted from the Trust’s completion of its review of financial and strategic alternatives in the third quarter of 2009 and its re-confirmation of a stand-alone business strategy. The resulting strategy included an initiative to de-leverage the balance sheet and strengthen the Trust’s financial position by utilizing a variety of measures, including reducing debt through the sale of non-core assets, growth in shopping center operating income and other actions, where appropriate. This initiative materially impacted the Trust’s expectations of financial performance in 2010.

The 2010 annual bonus plan for Mr. Gershenson and Mr. Andrews included performance-based financial measures for FFO per share and the debt-to EBITDA ratio, as well as individual performance goals. For the FFO per share component of the 2010 annual bonus plan, the achievement of $1.18 per share, $1.22 per share, and $1.32 per share and above corresponded to payouts of 50%, 100% and 200%, respectively, of the target component. FFO per share in 2009 was $1.80 and, as of March 2010 when the performance target was established, the Trust’s guidance for 2010 was $1.12 to $1.24. The significantly lower guidance was due primarily to the Trust’s plan to significantly deleverage in 2010, as well as increased costs from a new secured revolving credit facility, the full-year impact of NOI reduction from three asset sales in 2009, and lower minimum rent due to tenant bankruptcies and concessions granted in 2009. For the debt-to-EBITDA ratio component of the 2010 annual bonus plan, the achievement of 7.3x, 7.1x and 6.7x corresponded to payouts of 50%, 100% and 200%, respectively, of the target component. The debt-to-EBITDA ratio in 2009 was 7.7x and, as of March 2010 when the performance measure was established, the

Trust’s guidance for 2010 was between 7.0x to 7.2x. For both components, there was a linear increase in payout between the performance levels.

In addition, 50% of the 2010 long-term incentive award was allocated to performance-based restricted stock, which can be earned based on the Trust’s relative total shareholder return over a three-year period compared to a 12-company peer group. The achievement of the 50th percentile, 75th percentile and 90th percentile and above corresponds to payouts of 100%, 150% and 200%, respectively, of the target incentive. There is a linear increase in payout between the performance levels.

2010 Results and Earned Compensation. The named executive officers earn the Target Compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the Target Compensation, respectively.

Mr. Gershenson and Mr. Andrews earned approximately 68% of their respective target annual bonus in 2010. Mr. Gershenson voluntarily reduced his bonus earned in 2010 by approximately $75,000, or 23%, in recognition of economic conditions and similar reductions imposed on other members of senior management. Mr. Litzler, Mr. Zantello and Mr. Sullivan earned approximately 49%, 85% and 145%, respectively, of their target annual bonus in 2010.

From the beginning of the performance period in January 2010 through December 31, 2010, the Trust’s total shareholder return was 38.4% (71st percentile of the peer group) and such performance would have resulted in a 143% payout of the target performance-based restricted stock awards. The actual payout determination will be made for the three-year period ended December 31, 2012.

Notwithstanding the foregoing, the Committee retains the discretion to revise performance-based compensation for individual performance or extraordinary circumstances. The Committee also retains discretion to provide bonuses outside the Trust’s annual bonus plan, make equity grants other than under the existing long-term incentive program, and to provide other compensation. In 2010, the Committee granted discretionary equity awards to Mr. Gershenson and Mr. Zantello. See “2010 Compensation Determinations — Long-Term Incentive Compensation.”

Compensation Philosophy, Program Objectives and Key Features

The Trust’s compensation program for named executive officers is designed to:

•	establish and reinforce the Trust’s pay-for-performance philosophy;

•	motivate and reward the achievement of specific annual and long-term financial and strategic goals of the Trust;

•	attract, retain and motivate key executives critical to the Trust’s operations and strategies; and

•	be competitive relative to peer companies.

In furtherance of the foregoing, the Trust’s compensation program for named executive officers historically has consisted of a base salary, an annual bonus, long-term incentive compensation and certain other benefits. The Trust also provides certain deferred compensation and severance arrangements.

The Committee recognizes that a compensation program must be flexible to address all of its objectives. The Committee historically has used market data as a compensation guideline, and the Committee also considers Trust performance, individual performance reviews, hiring and retention needs and other market factors in finalizing its compensation determinations. The Committee customarily takes significant direction from the recommendations of Mr. Gershenson and market data from third party consultants to determine the amount and form of compensation utilized in the executive compensation program. See “Process for Making Compensation Determinations — Advisors Utilized in Compensation Determinations” below.

The following table sets forth how each element of compensation in the 2010 executive compensation program is intended to satisfy one or more of the Trust’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of
Compensation	Compensation Objectives	Key Features
Base Salary
•      Provide a minimum, fixed level of cash compensation

•      Important factor in retaining and attracting key employees in a competitive marketplace

•      Preserve an employee’s commitment during downturns in the general economy, the REIT industry and/or equity markets
• Changes based on an evaluation of the individual’s experience, current performance, potential for advancement, internal pay equity and comparison to peer groups
Annual Bonus Program
•      Incentive for the achievement of short-term Trust performance

•      The bonus plan for the CEO and CFO enhances “pay-for-performance” compensation and ensures greater transparency for the two most significant executives

•      Assist in retaining, attracting and motivating employees in the near term

•      To the extent paid in cash, provides a balance for volatile equity compensation
• CEO and CFO were eligible for bonuses upon satisfaction of three performance measures: funds from operations per share (40%), balance sheet improvement (debt-to-EBITDA ratio) (30%), and individual strategic goals (30%). Target bonuses for CEO and CFO are 100% and 60% of base salary, respectively. For each performance component, can earn 0% to 200% of target multiplied by component weight.

• Other named executive officers had target bonuses of 20% of base salary, although bonuses remained discretionary
Long-Term Share-Based Incentive Awards	• Provide incentive for employees to focus on long-term fundamentals and thereby create long-term shareholder value • Maintain shareholder-management alignment	• Stock ownership guidelines -- reinforce focus on long-term fundamentals • Targets of 75% to 120% of base salary
Service-Based Restricted Stock	• Provides upside incentive, with some down market protection	• 50% of long-term incentive compensation award • Vests in five equal installments on anniversary of grant date
Performance-Based Restricted Stock	• Enhances pay-for-performance objective • Incentive for the achievement of three-year performance goals
•      50% of long-term incentive compensation award

•      Earned based on total shareholder return over three-year period. Can earn 0% to 200% of target based on performance

•      As of the date the Committee determines the satisfaction of the performance measure, 50% of the award is granted immediately in Shares, and 50% of the award is granted as service-based restricted stock with vesting on first anniversary of the Share grant date

Perquisites and Other Benefits	• Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Trust	• May include health care premiums, life insurance premiums, matching contributions in 401(k) plan, holiday cards, housing allowance and mileage reimbursement
Change of control policy or arrangements
•      Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

•      Ensure compensation and benefits expectations are satisfied

•      Retain and attract employees in a competitive market
• Double trigger (change of control and actual or constructive termination of employment) required for benefits

•      All executive officers participate in such policy

•      Mr. Gershenson is eligible for a full tax-gross up (set forth in employment agreement)

Employment agreements	• Retain and attract employees in a competitive market • Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	• Mr. Gershenson and Mr. Andrews have an employment agreement

Process for Making Compensation Determinations

Advisors Utilized in Compensation Determinations

Management and Other Employees. The Committee takes significant direction from the recommendations of Mr. Gershenson regarding the design and implementation of the executive compensation program because he has significant involvement in and knowledge of the Trust’s business goals, strategies and performance, the overall effectiveness of the executive officers and each person’s individual contribution to the Trust’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding historical earned compensation, the individual’s experience, current performance, potential for advancement and other subjective factors. Mr. Gershenson also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Mr. Gershenson and reviews such recommendations for their reasonableness based on the Trust’s compensation philosophy and related considerations.

Generally, the Committee sets the meeting dates and agendas for Committee meetings and Mr. Gershenson is invited to attend many of such meetings. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Mr. Gershenson. The Trust’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the compensation plans and programs.

Third-Party Consultants. With respect to the 2010 executive compensation program, the Compensation Committee engaged Mercer to discuss best-practices and market trends in executive compensation and provide a detailed analysis of the long-term incentive program. In addition, the Committee and Mr. Gershenson historically have used market data as an important guideline in establishing target compensation, with the objective of having various compensation elements at or slightly above the market median. See “— Compensation Differences Among Named Executive Officers” below for information regarding benchmarking in 2010.

In addition to the foregoing, the Trust engaged FPL to provide market data for the other named executive officers to assist Mr. Gershenson in providing his recommendations to the Committee. The Committee did not benchmark the compensation of the other named executive officers.

Compensation Differences Among Named Executive Officers

The Committee utilized benchmarking by job responsibilities and position in establishing certain compensation levels in 2010. Mr. Gershenson, President and Chief Executive Officer, leads the management of the Trust across all departments as well as serving as management’s representative on the Board. With respect to Mr. Gershenson, the Committee concluded that Mr. Gershenson’s Target Compensation was significantly below the median of the peer group. The Committee determined to make up for such shortfall by granting 15,000 shares of service-based restricted stock and 15,000 shares of performance-based restricted stock and making such awards subject to the same terms of other long-term incentive grants. Mr. Andrews, Chief Financial Officer and Secretary, is primarily responsible for financial and financial reporting matters of the Trust and also shares significant responsibilities and leadership with Mr. Gershenson in his core areas of responsibility as well as the Trust as a whole. With respect to Mr. Andrews, the Committee utilized benchmarking as one of many important factors in negotiating the terms of Mr. Andrews’ employment agreement in connection with his hiring in February 2010. For both persons, the Committee utilized the same peer group reviewed for purposes of the long-term incentive grants. See “2010 Compensation Determinations — Long-Term Incentive Compensation” for the list of 12 peer companies.

Benchmarking by job responsibilities and position has been a significant factor in the Trust’s compensation program for the other named executive officers in prior years, but it was not a direct factor in the determining 2010 Target Compensation. The compensation of the other named executive officers was last benchmarked in 2008, which continues to impact the current compensation program. The other named executive officers are responsible for key operating divisions of the Trust.

The Committee also utilized internal pay equity as an additional data point, but the Committee does not target specific internal pay equity metrics.

2010 Compensation Determinations

Base Salary

The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Annual merit increases are generally effective January of the applicable year.

Historically, the Committee relies primarily on peer group analyses in determining annual salary increases while also considering the Trust’s overall performance, and the individual’s experience, current performance and potential for advancement. The Committee determined to increase base salaries by 3.5% for the named executive officers for 2010, which was based on general survey data and impacted by the freeze or reduction of base salaries for such persons in 2009. Mr. Andrews’ base salary reflects his base salary set forth in his employment agreement entered into in February 2010.

The following table sets forth the base salaries approved for the named executive officers in 2009 and 2010.

	2009 Base Salary	2010 Base Salary
Name	($)	($)
Dennis E. Gershenson	465,660	481,958
Gregory R. Andrews	—	360,000
Thomas W. Litzler	317,566	328,681
Frederick A. Zantello	250,000	258,750
Michael J. Sullivan	244,007	252,547

Annual Bonus — Dennis Gershenson and Gregory Andrews

Target Bonus. The Chief Executive Officer and Chief Financial Officer of the Trust have historically received discretionary bonuses, which have been primarily based upon the peer group analyses and a review of the Trust’s overall performance. In 2009, Mr. Gershenson agreed to waive his guaranteed minimum annual bonus of $350,000 for the remainder of the term of his employment agreement. On March 1, 2010, the Committee approved the adoption of the 2010 Executive Incentive Plan for the Trust’s Chief Executive Officer and Chief Financial Officer. The performance objectives for 2010 include funds from operations per share (40%), balance sheet improvement (debt-to-EBITDA ratio) (30%), and individual strategic goals (30%). The target bonus for the Chief Executive Officer and the Chief Financial Officer is 100% and 60% of base salary, respectively. Therefore, Mr. Gershenson’s base salary increase of 3.5% in 2010 resulted in the same increase in his target annual bonus. Each of the components is analyzed independently, with payouts for each component ranging from 50% to 200% of the target incentive multiplied by the component weighting for each component.

Earned Bonus. Set forth below are the target annual bonuses in 2010 and the earned annual bonuses in 2009 and 2010. Mr. Gershenson and Mr. Andrews earned in aggregate 67.5% of their respective target annual bonus in 2010. Mr. Gershenson voluntarily reduced his bonus earned in 2010 by approximately $75,000, or 23%, in recognition of economic conditions and similar reductions imposed on other members of senior management. Although Mr. Andrews was employed as the Chief Financial Officer for approximately 10 months in 2010, the Committee determined to pay him the full bonus amount instead of a pro rata portion in light of his individual performance in his initial year of employment.

	Earned Annual Bonus	Target Annual Bonus	Earned Annual Bonus
	2009	2010	2010
Name	($)	($)	($)
Dennis E. Gershenson	400,000	481,958	325,322
Gregory R. Andrews	N/A	216,000	145,800

The following table sets forth the financial performance measures for certain payouts, together with actual results, regarding the 2010 annual bonus plan for Messrs. Gershenson and Andrews.

									Percentage
	Target Performance								of Bonus
Financial	Threshold		Target		Maximum		Actual		Earned for
Performance Measure	(50% Payout)		(100% Payout)		(200% Payout)		Performance		Component
FFO per Share (40%)(1)	$1.18		$1.22		$1.32		$1.215	(2)	94%
Debt to EBITDA (30%)(3)	7.3	x	7.1	x	6.7	x	8.5	x	0%

(1) NAREIT defines Funds From Operations (FFO) as net income attributable to common shareholders, excluding extraordinary items (as defined under GAAP) and gains (losses) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO is used as an additional indicator of our operating performance.

(2) Actual FFO per share for 2010 was $1.045 per share without adjustment. For purposes of the performance measure, the Committee made an upward adjustment to actual FFO per share of $0.167 per share for an accounting change implemented in 2010 that was not budgeted relating to the expense of certain development costs that were previously capitalized.

(3) EBITDA is defined as earnings before interest, income taxes, and depreciation and amortization of our consolidated and unconsolidated businesses. EBITDA should not be considered as an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. EBITDA is used as an additional indicator of our operating performance. The Committee made no adjustments to actual Debt to EBITDA in 2010.

The following list sets forth the target individual strategic performance measures regarding the annual bonus plan for Messrs. Gershenson and Andrews. The Committee reviewed the individual performance measures in aggregate and determined that Mr. Gershenson and Mr. Andrews each performed at the target level in 2010, which corresponded to a 100% payout out of a maximum 200% payout for this component.

Dennis Gershenson

•	Improve the perception in the investment community and among analysts that the Trust has chartered a new course that includes predictable, steady FFO growth and an improving balance sheet.

•	Significantly improve the Trust’s internal reporting and interdepartmental communications, including significant improvements in budgeting.

•	Hire a CFO with the skill set necessary to accomplish the first two tasks.

•	Establish a long-term succession plan.

•	Establish a comprehensive acquisition plan that identifies new potential raw markets, sources of capital and potential partners to be in position to take advantage of acquisition opportunities on an immediate basis.

Gregory Andrews

•	Strengthen the Trust’s balance sheet and improve the Trust’s access to capital.

•	Create and implement relevant reporting packages and processes that address executive and VP requirements for timely and accurate internal reporting.

•	Review general and administrative expenses in detail and propose savings.

•	Improve the quality of financial analysis of transactions provided to Operations, Acquisitions and Development departments.

•	Refine investor relations message and attract new long-term investors.

Annual Bonus — Other Named Executive Officers

Target Bonus. The target bonus for the other named executive officers is discretionary and is calculated based on a percentage of such person’s base salary. Although the Committee generally believes that target bonuses of 40% of base salary are appropriate for the other named executive officers, the Committee reduced the target bonuses in 2009 and 2010 in light of economic conditions and related conservative budgeting. For 2010, the base salary increase of 3.5% resulted in the same increase in the cash value of their respective target annual bonus.

The annual cash bonus payouts are based upon the Committee’s subjective review of a variety of corporate, department and individual factors, along with the Committee’s view of the market and of the Trust’s need to retain its key executives.

Earned Bonus. Set forth below are the target annual bonuses and the earned annual bonuses in 2009 and 2010.

	Earned Annual Bonus	Target Annual Bonus	Earned Annual Bonus
	2009	2010	2010
Name	($)	($)	($)
Thomas W. Litzler	35,000	65,736	32,000
Frederick A. Zantello	30,000	51,750	44,000
Michael J. Sullivan	40,000	50,509	73,000

Mr. Litzler, Mr. Zantello and Mr. Sullivan earned approximately 49%, 85% and 145%, respectively, of their 2010 target bonus. Mr. Sullivan’s bonus was a higher percentage of his target bonus generally due to the relative performance of the asset management department and his strong individual performance in 2010. Mr. Litzler’s bonus reflected the lack of development activities of the Trust primarily due to current market dynamics. Mr. Zantello’s bonus falls in the middle of the other two named executive officers, which results from his responsibilities in both the asset management and development departments.

Long-Term Incentive Compensation

In 2010, the Committee re-implemented the Trust’s long-term incentive compensation program, with approved long-term incentive targets of 75% to 120% of base salary for the named executive officers, which generally is consistent with the historical long-term incentive program. The long-term incentive program consists of service-based restricted stock and performance-based restricted stock. In 2010, the Committee determined that service-based restricted stock grants and performance-based restricted stock grants each would correspond to 50% of the long-term incentive dollar target. The service-based restricted stock vests in five equal installments on anniversary of grant date.

The performance-based restricted stock is earned based on the achievement of specific performance measures over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period). For 2010 awards, the sole performance measure is relative total shareholder return over a three-year period. The Committee revised the applicable performance goal from FFO per diluted share, which was utilized for grants made in 2008, to relative total shareholder return based on the Committee’s current view that a relative performance measure was more meaningful to long-term investors. Such performance measure was also the most common performance metric used by the applicable peer group. The twelve peer companies for 2010 are publicly traded shopping center REITs, which were selected based on the Committee’s view that such REITs were the Trust’s primary competitors for shareholder investment: Kimco Realty Corporation, Developers Diversified Realty Corporation, Weingarten Realty Investors, Regency Centers Corporation, Federal Realty Investment Trust, Equity One, Inc., Cedar Shopping Centers, Inc., Acadia Realty Trust, Inland Real Estate Corporation, Kite Realty Group Trust, Saul Centers, Inc., and Urstadt Biddle Properties. The achievement of 50th percentile, 75th percentile and 90th percentile and above corresponds to payouts of 100%, 150% and 200%, respectively, of the target incentive. There is a linear increase in payout between the performance levels.

The LTIP grants for the 2010 compensation program were as follows:

			Restricted
		Restricted Stock	Stock
		(Performance-	(Service-
	LTIP Award	Based)	Based)
Name	($)	(#)	(#)
Dennis E. Gershenson	558,792	27,419	27,419
Gregory R. Andrews	324,000	15,898	15,898
Thomas W. Litzler	285,809	14,024	14,024
Frederick A. Zantello	187,500	9,200	9,200
Michael J. Sullivan	183,005	8,980	8,980

From the beginning of the performance period in January 2010 through December 31, 2010, the Trust’s total shareholder return was 38.4% (71st percentile of the peer group) and such performance would have resulted in a 143% payout of the target performance-based restricted stock awards. The actual payout determination will be made for the three-year period ended December 31, 2012.

Discretionary Equity Grants. Mr. Gershenson also received an additional 15,000 shares of performance-based restricted stock (with the same terms as noted above) and 15,000 shares of service-based restricted stock due to benchmarking. Mr. Zantello also received an additional 3,500 shares of service-based restricted stock due to a rebalancing of his compensation structure beginning in 2009, which included a lower base salary and additional service-based restricted stock.

Prior Long-Term Compensation Awards. Under the prior long-term incentive program, the performance-based restricted stock grants made in 2008, with a 2008 to 2010 performance period, were not earned. There were no long-term compensation awards made in 2009.

Equity Compensation — Other Policies

Stock Ownership Guidelines. Effective September 2008, the Committee approved stock ownership guidelines for the executive officers. The guidelines require such persons to hold a number of Shares having a market value equal to a multiple of their then current base salary; Mr. Gershenson’s multiple is five and all other executive officers’ multiple is three. Covered employees have a five-year period to comply with the guidelines, with the initial compliance deadline being September 2013. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all employees currently satisfy the guidelines or are making significant progress toward the guidelines.

Timing and Pricing of Share-Based Grants. The Trust does not coordinate the timing of share-based grants with the release of material non-public information. Annual option or restricted stock grants for executive officers and other employees are generally made at the first Committee meeting each year with a grant date as of such approval or shortly thereafter. Further, restricted stock awards that are subject to performance measures are generally granted at the first Committee meeting of the year following satisfaction of such performance measures. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the Trust’s compensation plans, the exercise price of each option is the closing price of the Shares (as reported by the NYSE) on the grant date (which date is not earlier than the date the Committee approved such grant). The Committee is prohibited from repricing options, both directly (by lowering the exercise price) and indirectly (by canceling an outstanding option and granting a replacement option with a lower exercise price), without shareholder approval, except in limited circumstances such as a stock split, stock dividend, special dividend or distribution or similar transactions.

Trading Limitations. In addition to the restrictions set forth in SEC regulations, the Trust has an insider trading policy, which among other things, prohibits Trustees, executive officers and other employees from engaging in short sales, trading in options or participating in any other speculative investments relating to the Trust’s stock.

Perquisites and Other Personal Benefits

The Trust historically provides named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to enable the Trust to attract and retain employees for key positions. See the Summary Compensation Table for a description of certain perquisites provided to named executive officers in 2010.

Deferred Stock

The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations.

Under the Ramco-Gershenson Properties Trust Deferred Compensation Plan for Officers, an officer can elect to defer restricted shares which may be granted during a subsequent calendar year. No executive officers elected to defer their restricted share grants in 2010.

Mr. Zantello is party to a deferral agreement with the Trust whereby he irrevocably committed to defer the gain on the exercise of specified options. See “Named Executive Officer Compensation Tables — Nonqualified Deferred Compensation in 2010” for additional information.

Contingent Compensation

The Trust has a Change of Control Policy applicable to the Chief Executive Officer, Chief Financial Officer, executive vice president or any senior vice president, which includes all executive officers. The policy provides for payments of specified amounts if such person’s employment with the Trust or any subsidiary is terminated in specified circumstances following a change of control, but does not include a tax gross-up. The policy was amended in March 2010 to revise the amounts payable thereunder, which now equals the product of (x) for the Chief Executive Officer, 2.99, and for the Chief Financial Officer, an executive vice president or a senior vice president, 2.0, and (y) the base amount under Section 280G of the Internal Revenue Code of 1986, as amended (“IRC”). The March 2010 amendment also revised the definition of a change of control to eliminate the trigger caused by the election or appointment to the Board of any Trustee whose appointment or election to the Board or nomination for election by the Trust’s shareholders was not approved by a vote of at least a majority of specified Trustees.

The Trust believes this policy would be instrumental in the success of the Trust in the event of any future hostile takeover bid and would ensure the continued dedication of employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits upon a change of control that ensure that such employees’ compensation and benefits expectations are satisfied. Finally, many competitors have change of control arrangements with named executive officers and such policy ensures the Trust will be competitive in its compensation program. See “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change-in-Control” for further information.

The Trust has employment agreements with Mr. Gershenson and Mr. Andrews which provide for specified severance benefits, including termination upon a change of control. Mr. Gershenson’s agreement includes a full tax gross-up regarding change of control payments, which reinforces the purpose of the change of control benefit.

Policy Regarding Retroactive Adjustment

Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee intends to adopt an appropriate recoupment policy following the approval of applicable regulations required by the Dodd-Frank Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

The Committee has reviewed the Trust’s compensation policies in light of Section 162(m) of the IRC, which generally limits deductions by a publicly-held corporation for compensation paid to certain executive officers to $1,000,000 per annum, subject to specified exceptions (the most significant of which is performance-based compensation), and has determined that the compensation levels of the Trust’s executive officers were not at a level that would be materially affected by such provisions. Even if the Trust’s compensation expense deduction were limited by Section 162(m), as long as the Trust continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Trust. The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Trust.

Nonqualified Deferred Compensation

Section 409A of the IRC provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Trust revised certain of its compensation agreements to ensure that the Trust’s employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.

Change of Control Payments

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives such excess parachute payments.

The Trust’s share-based plans entitle participants to payments in connection with a change of control that may result in excess parachute payments. Further, Mr. Gershenson’s and Mr. Andrews’ employment agreements, along with the Change of Control Policy for the benefit of executive officers, entitle such persons to payments upon termination of their employment following a change of control that may qualify as excess parachute payments. As noted earlier, Mr. Gershenson’s employment agreement provides for a full tax-gross up on benefits that exceed limits set forth in Section 280G of the IRC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Trust’s annual report on Form 10-K for the year ended December 31, 2010 and the proxy statement for the 2011 annual meeting of shareholders.

The Compensation Committee

Arthur H. Goldberg (Chairman)
Stephen R. Blank
Robert A. Meister
Matthew L. Ostrower
Michael A. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, none of the Trust’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

Mr. Ward previously was an officer of the Trust; none of the other members of the Compensation Committee is or has been an officer or an employee of the Trust.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Mr. James H. Smith served as Interim Chief Financial Officer until March 2010. Other than the Summary Compensation Table, Mr. Smith is excluded from all of the Named Executive Officer Compensation Tables because they are not applicable.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the named executive officers in 2010, 2009 and 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Dennis E. Gershenson	2010	481,958	—	869,590	—	325,322	27,142	1,704,012
President and CEO	2009	465,660	400,000	294,539	—	—	23,974	1,184,173
	2008	465,660	80,850	1,043,788	—	—	30,529	1,620,827
Gregory R. Andrews	2010	318,462	—	529,708	154,500	145,800	21,164	1,169,634
CFO and Secretary
James H. Smith	2010	129,800	—	—	—	—	—	129,800
Interim CFO	2009	45,736	—	—	—	—	—	45,736
Thomas W. Litzler	2010	328,681	32,000	287,491	—	—	—	648,172
Executive VP-Development	2009	317,566	35,000	43,095	—	—	—	395,661
and New Business Initiatives	2008	317,566	40,500	314,544	—	—	5,875	678,890
Frederick A. Zantello	2010	258,750	44,000	222,270	—	—	59,925	584,945
Executive VP	2009	250,000	30,000	68,790	—	—	57,350	406,140
	2008	307,563	33,750	253,188	—	—	62,174	656,675
Michael J. Sullivan	2010	252,547	73,000	184,090	—	—	—	509,637
Senior VP — Asset	2009	244,007	40,000	31,121	—	—	—	315,128
Management	2008	244,007	29,250	199,247	—	—	5,875	478,379

(1)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2010 relate to performance-based and service-based restricted stock granted in 2010 under the 2009 Omnibus Long-Term Incentive Plan. The grant date fair value of each share of service-based restricted stock is calculated as the closing price of the Shares as of the grant date. The grant date fair value of each share of performance-based restricted stock is calculated using a Monte Carlo simulation as of the grant date.

The grant date fair value of the performance-based restricted stock reflects the probable outcome of the award. The relative total shareholder feature of the award represents a “market condition” under applicable accounting requirements. As such, the grant date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Trust employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding grant date value that would result. The single grant date fair value computed by this valuation method is recognized by the Trust in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant date value reported with respect to the performance-based restricted stock.

(2)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Option Awards column for 2010 relate to options granted in 2010 under the 2009 Omnibus Long-Term Incentive Plan. The grant date fair value of each option is calculated using the Black Scholes option-pricing model. Valuation assumptions used in determining the grant date fair value of 2010 awards are included in note 19 of the Trust’s audited financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	The amounts earned in 2010, consisting of payments under the 2010 Executive Incentive Plan, were approved by the Committee on March 1, 2011. Payment of such bonus occurred on March 15, 2011. Mr. Gershenson voluntarily reduced his bonus earned in 2010 by approximately $75,000, which is not reflected in this table.

(4)	For 2010, this column consists of:

Dennis Gershenson — full payment of health care premiums and life insurance premiums.

Gregory Andrews — moving and relocation expenses.

Frederick Zantello — housing allowance and mileage reimbursement of $43,041 and full payment of health care premiums.

Narrative Discussion of Summary Compensation Table

Employment Agreement — Mr. Gershenson and Mr. Andrews. See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of such employment agreements. In particular, in connection with his hiring, Mr. Andrews received a one-time grant of 20,000 shares of restricted stock and 75,000 options, both of which vest over three years in equal installments on the anniversary dates of such grants.

James H. Smith. On November 17, 2009, the Trust appointed James H. Smith to serve as Interim Chief Financial Officer. The amounts noted above for 2009 and 2010 represent the amount that the Trust paid CFO Synergy, Inc., a consulting company for which Mr. James Smith serves as President, for Mr. Smith’s service as Interim Chief Financial Officer. The consulting agreement provided for payment of $275 per hour as well as reimbursement for specified expenses.

Gregory R. Andrews. Mr. Andrews was appointed Executive Vice President of Finance in February 2010 and became Chief Financial Officer and Secretary in March 2010. Mr. Andrews’s base salary earned in 2010 reflects a pro rata portion of his annual base salary. However, the Committee determined to pay him the full bonus amount instead of a pro rata portion.

Bonus. For 2008 and 2009, Mr. Gershenson received a discretionary bonus. For 2009, Mr. Gershenson’s discretionary bonus was paid all in cash and is reported in the “Bonus” column. For 2008, one-third of the bonus of Mr. Gershenson was paid in cash, with grant date fair value reflected in the “Bonus” column for 2008. The remaining two-thirds of such bonus was paid in restricted stock at the election of the Trust, and the grant date fair value is reflected in the “Stock Awards” column in 2009. In 2007, 100% of the annual bonus was paid in restricted stock, as well as an additional special bonus. Therefore no amounts were reported in the “Bonus” column for 2007 and the grant date fair value was reflected in the “Stock Awards” column in 2008.

Mr. Litzler, Mr. Zantello and Mr. Sullivan earned the discretionary cash bonuses specified above in the “Bonus” column for 2009 and 2010. For 2007 and 2008, 75% of such bonus was paid in cash, with such amounts reflected in the “Bonus” column for such years. The remaining 25% of such bonus for 2007 and 2008 was paid in restricted stock at the election of the Trust, and the grant date fair value is reflected in the “Stock Awards” column in 2009 and 2008, respectively, which reflects the year such shares were granted.

2008 Discretionary Grant of Restricted Stock. In addition to the amounts noted above, each named executive officer received a special discretionary grant of restricted stock on March 4, 2009 as part of their 2008 bonus, having a cash value of: Mr. Gershenson, $132,890; Mr. Litzler, $29,592; Mr. Zantello, $57,540; and Mr. Sullivan, $21,372. The grant date fair value is reflected in the “Stock Awards” column for 2009.

Long-Term Incentive Program. In 2010, the Committee re-implemented the Trust’s long-term incentive compensation program, with approved long-term incentive targets of 75% to 120% of base salary for the named executive officers, which generally is consistent with the historical long-term incentive program. The long-term incentive program consists of service-based restricted stock and performance-based restricted stock. In 2010, the Committee determined that service-based restricted stock grants and performance-based restricted stock grants each would correspond to 50% of the long-term incentive dollar target. The performance-based restricted stock is earned based on the achievement of specific performance measures over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period). For 2010 awards, the sole performance measure is relative total shareholder return over a three-year period. The achievement of 50th percentile, 75thpercentile and 90th percentile and above corresponds to payouts of 100%, 150% and 200%, respectively, of the target incentive. There is a linear increase in payout between the performance levels.

There were no grants under the long-term incentive program for 2009 for named executive officers. In 2008, the Committee utilized the program noted above for 2010, although the Committee utilized FFO per diluted share as the performance goal.

2010 Discretionary Grant of Restricted Stock. In addition to the annual grant under the LTIP, Mr. Gershenson also received any additional 15,000 shares of service-based restricted stock and 15,000 shares of performance-based restricted stock. Further, Mr. Zantello received an additional 3,500 shares of service-based restricted stock.

Non-Equity Incentive Plan. The 2010 Executive Incentive Plan for the Trust’s Chief Executive Officer and Chief Financial Officer is based on the achievement of three performance objectives for 2010: funds from operations per share (40%), balance sheet improvement (debt-to-EBITDA ratio) (30%), and individual strategic goals (30%). The target bonus for the Chief Executive Officer and the Chief Financial Officer is 100% and 60% of base salary, respectively. Each of the components is analyzed independently of the others, with a threshold payout (50% of target incentive), target payout (100% of target incentive) or maximum payout (200% of target incentive) for each component.

Mr. Gershenson voluntarily reduced his bonus earned in 2010 by approximately $75,000, or 23%, in recognition of economic conditions and similar reductions imposed on other members of senior management.

Grants of Plan-Based Awards in 2010

The following table provides information about equity awards granted to the named executive officers in 2010.

								All Other	All Other
								Stock	Option
								Awards:	Awards	Exercise	Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	of Base	Fair Value
		Under Non-Equity			Under Equity			of Shares	Securities	Price of	of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/Sh)	($)(5)
Dennis E.	N/A	240,979	481,958	963,916	—	—	—	—	—	—	—
Gershenson	03/01/10	—	—	—	42,419	42,419	84,838	—	—	—	437,340
	03/01/10	—	—	—	—	—	—	42,419	—	—	432,250
Gregory R.	N/A	108,000	216,000	432,000	—	—	—	—	—	—	—
Andrews	03/01/10	—	—	—	15,898	15,898	31,796	—	—	—	163,908
	03/01/10	—	—	—	—	—	—	15,898	—	—	162,001
	03/01/10	—	—	—	—	—	—	20,000 (4)	—	—	203,800
	02/16/10	—	—	—	—	—	—	—	75,000 (4)	9.61	154,500
Thomas W.	03/01/10	—	—	—	14,024	14,024	28,048	—	—	—	144,587
Litzler	03/01/10	—	—	—	—	—	—	14,024	—	—	142,905
Frederick A.	03/01/10	—	—	—	9,200	9,200	18,400	—	—	—	94,852
Zantello	03/01/10	—	—	—	—	—	—	9,200	—	—	93,748
	06/07/10	—	—	—	—	—	—	3,500	—	—	33,670
Michael. J.	03/01/10	—	—	—	8,980	8,980	17,960	—	—	—	92,584
Sullivan	03/01/10	—	—	—	—	—	—	8,980	—	—	91,506

(1)	The amounts in this column relate to the 2010 Executive Incentive Plan.

(2)	All awards in this column relate to shares of performance-based restricted stock under the 2009 Omnibus Long-Term Incentive Plan.

(3)	All awards in this column relate to shares of service-based restricted stock under the 2009 Omnibus Long-Term Incentive Plan.

(4)	Represents shares of service-based restricted stock and options issued in accordance with the terms of Mr. Andrews’ employment agreement and under the 2009 Omnibus Long-Term Incentive Plan.

(5)	Valuation assumptions used in determining the grant date fair value are included in note 19 of the Trust’s audited financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010.

Each share of performance-based restricted stock had a grant date fair value of $10.31. Each share of service-based restricted stock had a grant date fair value of $10.19 for the March 1 grant date and $9.62 for the June 7 grant date. Each option had a grant date fair value of $2.06.

Narrative Discussion of Grants of Plan-Based Awards in 2010 Table

Annual Bonus Program. The 2010 Executive Incentive Plan for the Trust’s Chief Executive Officer and Chief Financial Officer was based on the achievement of three performance objectives for 2010: funds from operations per share (40%), balance sheet improvement (debt to EBITDA ratio) (30%), and individual strategic goals (30%). The target bonus for the Chief Executive Officer and the Chief Financial Officer is 100% and 60% of base salary, respectively. Each of the components is analyzed independently of the others and has a payout range of 50% to 200% multiplied by the component weighting. The amounts earned in 2010 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Plan. The Trust’s long-term incentive compensation program provides for target payouts of 75% to 120% of base salary for the named executive officers. In 2010, the Committee determined that service-based restricted stock grants and performance-based restricted stock grants each would correspond to 50% of the long-term incentive dollar target.

Each service-based restricted share represents the right to receive upon vesting one Share. The service-based restricted shares vest on the first through fifth anniversaries of the grant date.

The performance-based restricted stock is earned based on the achievement of specific performance measures over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period). For 2010 awards, the sole performance measure is relative total shareholder return over a three-year period compared to a 12-company peer group. The achievement of 50th percentile, 75th percentile and 90th percentile and above corresponds to payouts of 100%, 150% and 200%, respectively, of the target incentive. There is a linear increase in payout between the performance levels.

Mr. Gershenson — Discretionary Equity Grant. The 15,000 shares of service-based restricted stock and 15,000 shares of performance-based restricted stock were granted on the same date as the other long-term incentive compensation grants and have the same vesting conditions. Therefore, the table presents this discretionary grant together with Mr. Gershenson’s long-term incentive equity grants.

Mr. Andrews — Employment Grants. The shares and options granted in connection with Mr. Andrews’ employment vest on a pro rata basis on the first through third anniversaries of the grant date.

Mr. Zantello — Discretionary Equity Grant. The shares of service-based restricted stock granted on June 7, 2010 vest on the first anniversary of the grant date.

Outstanding Equity Awards at December 31, 2010

The following table provides information on the holdings of option and stock awards by the named executive officers as of December 31, 2010.

			Option Awards					Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
										Awards:	Payout
										Number of	Value of
									Market	Unearned	Unearned
			Number	Number			Value of	Number	Value of	Shares,	Shares,
			of Securities	of Securities			Unexercised	of Shares	Shares or	Units or	Units or
			Underlying	Underlying			In-The-Money	or Units	Units of	Other	Other
			Unexercised	Unexercised	Option		Options/SARs	of Stock	Stock	Rights	Rights
	Grant Date/		Options	Options	Exercise	Option	At Fiscal Year	That Have	That Have	That Have	That Have
	Performance		(#)	(#)	Price	Expiration	End	Not Vested	Not Vested	Not Vested	Not Vested
Name	Period		Exercisable	Unexercisable	($)	Date	($)(1)	(#)	($)(1)	(#)	($)(1)

Dennis E. Gershenson	03/03/08	(3)	—	—	—	—	—	7,544	93,923	—	—
	03/04/09	(4)	—	—	—	—	—	12,125	150,956	—	—
	03/04/09	(4)	—	—	—	—	—	14,749	183,625	—	—
	03/01/10	(3)	—	—	—	—	—	42,419	528,117	—	—
	01/01/10-12/31/12	(5)	—	—	—	—	—	—	—	42,419	528,117
	03/08/07		22,215	—	34.30	03/08/17	—	—	—	—	—
	02/28/06		13,458	—	29.06	02/28/16	—	—	—	—	—
	04/01/05		14,116	—	27.11	04/01/15	—	—	—	—	—
	03/03/04		7,330	—	27.96	03/03/14	—	—	—	—	—
Gregory R. Andrews	03/01/10	(3)	—	—	—	—	—	15,898	197,930	—	—
	01/01/10-12/31/12	(5)	—	—	—	—	—	—	—	15,898	197,930
	03/01/10	(2)	—	—	—	—	—	20,000	249,000	—	—
	02/16/10	(2)	—	75,000	9.61	02/16/20	213,000	—	—	—	—
Thomas W. Litzler	03/03/08	(3)	—	—	—	—	—	3,858	48,032	—	—
	03/04/09	(4)	—	—	—	—	—	2,700	33,615	—	—
	03/04/09	(4)	—	—	—	—	—	1,232	15,338	—	—
	03/01/10	(3)	—	—	—	—	—	14,024	174,599	—	—
	01/01/10-12/31/12	(5)	—	—	—	—	—	—	—	14,024	174,599
	03/08/07		7,500	—	34.30	03/08/17	—	—	—	—	—
	02/28/06		7,426	—	29.06	02/28/16	—	—	—	—	—
Frederick A. Zantello	03/03/08	(3)	—	—	—	—	—	3,114	38,769	—	—
	03/04/09	(4)	—	—	—	—	—	2,250	28,013	—	—
	03/04/09	(4)	—	—	—	—	—	1,026	12,774	—	—
	03/04/09	(4)	—	—	—	—	—	3,000	37,350	—	—
	03/01/10	(3)	—	—	—	—	—	9,200	114,540	—	—
	01/01/10-12/31/12	(5)	—	—	—	—	—	—	—	9,200	114,540
	06/07/10	(6)	—	—	—	—	—	3,500	43,575	—	—
	03/08/07		8,820	—	34.30	03/08/17	—	—	—	—	—
	02/28/06		7,297	—	29.06	02/28/16	—	—	—	—	—
	04/01/05		7,544	—	27.11	04/01/15	—	—	—	—	—
	03/03/04		3,679	—	27.96	03/03/14	—	—	—	—	—
Michael J. Sullivan	03/03/08	(3)	—	—	—	—	—	2,470	30,752	—	—
	03/04/09	(4)	—	—	—	—	—	1,950	24,278	—	—
	03/04/09	(4)	—	—	—	—	—	889	11,069	—	—
	03/01/10	(3)	—	—	—	—	—	8,980	111,801	—	—
	01/01/10-12/31/12	(5)	—	—	—	—	—	—	—	8,980	111,801
	03/08/07		4,800	—	34.30	03/08/17	—	—	—	—	—
	02/28/06		4,405	—	29.06	02/28/16	—	—	—	—	—

(1)	Based upon the closing price of the Shares on the NYSE on December 31, 2010 of $12.45.

(2)	Restricted stock or options — vests one-third per year, beginning on the first anniversary of the grant date.

(3)	Restricted stock — vests one-fifth per year, beginning on the first anniversary of the grant date.

(4)	Restricted stock — vests one-half per year, beginning on the first anniversary of the grant date.

(5)	Performance-based restricted stock — subject to satisfaction of applicable performance measure. As of Compensation Committee approval of satisfaction of performance measure, 50% granted immediately in Shares, and 50% granted as service-based restricted stock with vesting on first anniversary of the Share grant date.

This table assumes that the restricted stock awards under the long-term incentive program for the 2010-2012 performance period will be at the target level.

(6)	Restricted stock — vests on the first anniversary of the grant date.

Option Exercises and Stock Vested in 2010

No options were exercised in 2010. The following table provides information on restricted stock awards that vested in 2010.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)(1)	($)(2)
Dennis E. Gershenson	42,747	$450,846
Gregory R. Andrews	—	—
Thomas W. Litzler	5,865	61,450
Frederick A. Zantello	8,206	86,413
Michael J. Sullivan	4,029	42,240

(1)	The Shares vested in the following amounts on the following dates in 2010.

	March 3	March 4	March 8	April 4

Dennis E. Gershenson	12,078	26,874	2,436	1,359
Thomas W. Litzler	1,933	3,932	—	—
Frederick A. Zantello	1,544	6,277	385	—
Michael J. Sullivan	1,189	2,840	—	—

(2)	The value realized is based upon the number of Shares received on the vesting date multiplied by the closing price of the Shares on the NYSE on the vesting date. If the NYSE was closed on the vesting date, the closing price of the preceding business day was used. The applicable NYSE closing prices are as follows:

Vesting Date	Closing Price
03/03/10	$10.35
03/04/10	10.54
03/08/10	11.10
04/04/10	11.44

Nonqualified Deferred Compensation in 2010

Ramco-Gershenson Properties Trust Deferred Compensation Plan

Under the Ramco-Gershenson Properties Trust Deferred Compensation Plan for Officers (the “Officer Deferred Compensation Plan”), an officer can elect to defer restricted shares which may be granted during a subsequent calendar year (“Deferral Year”) by completing and filing a proper deferred compensation agreement with the Secretary of the Trust no later than December 31 of the year prior to the Deferral Year. Restricted shares deferred will be credited to a stock account in the name of the applicable officer. Shares in the stock account will receive distributions, which at the officer’s election will either be paid in cash or will be reinvested in shares. An officer can modify or revoke his or her existing deferral election only on a prospective basis, and only for restricted shares to be granted in a subsequent calendar year, and only if the officer executes a new deferred compensation agreement or revokes his or her existing deferred compensation agreement in writing by December 31 of the year preceding the calendar year for which such modification or revocation is to be effective. The officer must elect the end of the deferral period at the time of such election and, except for a few circumstances, no officer shall have any right to make any early withdrawals from the officer’s deferred compensation accounts. No executive officers elected to defer their restricted share grants in 2010.

Mr. Zantello entered into a deferral agreement with the Trust whereby he irrevocably committed to defer the gain on the exercise of specified options until the earlier of a period of five years, a termination for cause, or upon a change of control (if followed by termination of employment within six months of such change of control). He may irrevocably elect to extend the deferral period two times, in each case for a period of at least 24 months, subject to specified requirements. In December 2008, Mr. Zantello extended the deferral period of certain deferred gains from 2009 to 2011 as permitted by the original deferral agreement. The Trust may accelerate the payout of the deferred award in the event of specified circumstances. He is fully vested in such deferral account. Until the deferred shares are issued, he receives distributions in cash when, and in the amount of, cash dividends paid on the Shares. He does not have rights as a shareholder with respect to the deferral account.

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2010.

		Aggregate	Aggregate	Aggregate
		Earnings	Withdrawals/	Balance at
		in Last FY	Distributions	Last FYE
Name	Plan	($)(1)	($)(1)	($)

Frederick A. Zantello	Option deferral	19,949	(3,656)	69,708

(1)	The deferred shares are represented by notional shares in the deferral accounts. Distributions are paid in cash when, and in the amount of, cash dividends paid on the Shares. None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table. Mr. Zantello has 5,599 notional shares as of December 31, 2010.

The following table sets forth the components of aggregate earnings:

		Gain Due to
	Cash	Increase in
	Distributions	Share Price

Frederick A. Zantello	3,656	16,293

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Trust’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Trust.

Mr. Gershenson and Mr. Andrews are the only named executive officers with an employment agreement with the Trust. The Trust also has a Change of Control Policy in effect for the named executive officers. Further, certain of the Trust’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified termination events; see “— Trust Share-Based Plans” below. In addition, the Trust may authorize discretionary severance payments to its named executive officers upon termination.

James H. Smith served as Interim Chief Financial Officer through March 2010. He was not eligible for payments upon termination or a change of control.

Trust Share-Based Plans

2003 Long-Term Incentive Plan. Upon a change in control, any nonqualified options and restricted stock outstanding as of the change of control will immediately vest in full; notwithstanding the foregoing, (i) the Compensation Committee may set forth alternative change of control terms at the time of the grant and (ii) a vote by three-fourths of the Board may determine alternative terms at any time, so long as a majority of Trustees then in office are “continuing trustees’ as defined therein. Further, during the 60-day period from and after a change of control, the Compensation Committee may grant holders of options the right to surrender all or part of such options to the Trust, whether or not the options are fully exercisable, in exchange for cash per share equal to the fair market value less the exercise price.

Other than in connection with a change of control, if an employee is terminated for any reason, any restricted stock will be forfeited; however, the Compensation Committee is authorized to waive such forfeiture in the event of retirement, permanent disability, death or other special circumstances as determined by the Compensation Committee in its sole discretion.

Other than in connection with a change of control, if an employee is terminated for cause, such employee’s options, even if immediately exercisable, will terminate (although the Committee retains discretion to permit the exercise of such options until the earlier of 30 days and the option’s expiration date). If an employee is terminated for any reason other than a change of control, death or disability or for cause, then such employee’s options may be exercised, to the extent such options were exercisable before termination, for the lesser of six months (or longer, at the discretion of the Compensation Committee) or until the option’s expiration date. Options held by an employee whose employment is terminated due to death or disability will immediately vest in full, and the legal representative or beneficiary may exercise such options until the lesser of one year (or longer, at the discretion of the Compensation Committee) or the option’s expiration date.

2009 Omnibus Long-Term Incentive Plan. The Committee generally has the authority to accelerate the vesting of any awards at any time.

Upon a termination for cause, the options will be forfeited. Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, retirement, lay-off in connection with a reduction in force or a change in control, all unvested options will be forfeited and all vested options will terminate the earlier of three months after the termination date or the option expiration date. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability, retirement, lay-off in connection with a reduction in force or a change in control, the options will fully vest and expire upon their normal expiration date.

Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, retirement, lay-off in connection with a reduction in force or a change in control, all unvested shares of restricted stock will be forfeited. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability, retirement, a lay-off in connection with a reduction in force or change in control, the shares of restricted stock will vest or expire upon their normal terms. Generally, the Trust’s award agreements provide that all shares of restricted stock will be forfeited upon any termination, except the Committee may waive such forfeiture (unless not permitted by the plan), in its sole discretion.

The 2009 Omnibus Long-Term Incentive Plan also provides for additional benefits in the case of a corporate transaction, which is essentially a change in control that results in (i) dissolution or liquidation of the Trust or a merger, consolidation, or reorganization of the Trust with one or more other entities in which the Trust is not the surviving entity, (ii) a sale of substantially all of the assets of the Trust to another person or entity that is not related to the Trust, or (iii) any transaction which results in any person or entity owning more than 50% of the combined voting power of all classes of shares of the Trust. If a change in control rises to the level of a corporate transaction, all options and shares of restricted stock vest (at target levels) and either (i) fifteen days prior to the scheduled consummation of the corporate transaction, all options outstanding immediately become exercisable for a period of 15 days, or (ii) the Committee may elect, in its sole discretion, to cancel any outstanding awards of options or shares of restricted stock and pay or deliver the holder an amount in cash or securities having a specified value determined by the Committee in accordance with the plan.

Deferred Stock. Mr. Zantello entered into a deferral agreement with the Trust whereby he irrevocably committed to defer the gain on the exercise of specified options until the earlier of a period of five years, a termination for cause, or upon a change of control (if followed by termination of employment within six months of such change of control). See “Nonqualified Deferred Compensation in 2010.”

Dennis Gershenson’s Employment Agreement

Effective August 1, 2007, the Trust entered into a new employment agreement with Mr. Gershenson, the Trust’s President and Chief Executive Officer. The initial term of the agreement is five years, with unlimited one-year automatic extensions unless either party gives written notice of non-extension at least 120 days prior to the expiration of the term. The employment agreement provides for an annual base salary of at least $447,750 (with adjustments to be considered annually by the Committee), a discretionary annual bonus (due to Mr. Gershenson’s mid-2009 waiver of his minimum bonus of $350,000 set forth in the agreement) as well as other fringe benefits and perquisites as are generally made available to the Trust’s executives (including $1 million of term life insurance paid by the Trust). The Trust began paying the premiums on the life insurance in 2008. Mr. Gershenson will also participate in share-based programs established for the benefit of employees.

If Mr. Gershenson’s employment is terminated due to death or permanent disability, Mr. Gershenson (or his legal representative or beneficiary) will receive a lump sum equal to 12 months base salary and bonus (paid within 60 days of such termination). In the event of a permanent disability, he will also be entitled to receive the fringe benefits specified in the employment agreement, including coverage under all insurance programs and plans, for 12 months following such termination, subject to specified limitations.

If Mr. Gershenson’s employment is terminated for cause or he terminates such employment without good reason, Mr. Gershenson will receive the accrued and unpaid portion of his base salary, bonus and benefits through the date of termination (paid within 30 days of such termination).

If Mr. Gershenson’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, including a change of control, Mr. Gershenson will receive: (i) accrued base salary through the termination date; (ii) a lump sum severance payment (no later than the 30th day following the date that is six months following the date of termination) equal to the greater of (x) the aggregate of all compensation due to Mr. Gershenson for the remainder of the term of his employment agreement (assuming an annual bonus equal to the average bonus under the employment agreement prior to termination), or (y) 2.99 times the “base amount”, as defined by Section 280G of the IRC (or a similar amount if Section 280G is repealed or is otherwise inapplicable); (iii) an amount equal to Mr. Gershenson’s tax liability for an excess “parachute payment” within the meaning of Section 280G of the IRC, and an amount equal to Mr. Gershenson’s income taxes payable for such tax liability payment by the Trust (such payment to be made no later than the end of his taxable year following the taxable year in which such taxes are remitted); and (iv) fringe benefits and perquisites as are generally made available to the Trust’s executives for the duration of the term of the employment agreement (but not less than 12 months), including under all insurance programs and plans, subject to specified limitations.

None of the severance amounts will be mitigated by compensation earned by Mr. Gershenson as result of other employment or retirement benefits after the termination date.

In accordance with such employment agreement, Mr. Gershenson has also entered into a noncompetition agreement with the Trust. The noncompetition agreement provides that, following termination of Mr. Gershenson’s employment, Mr. Gershenson, subject to specified limitations: (i) will not hire any person that is, or was within the prior 12 months, a Trust employee making at least $60,000 per year in base salary, and he will not solicit such person to leave the employ of the Trust; (ii) will not, directly or indirectly, acquire, develop, construct, operate, manage or lease any existing Trust property or project; (iii) will not compete with the Trust within a 200 mile radius of any Trust property or project that existed within the prior 12 months; and (iv) will maintain the confidential and/or proprietary information of the Trust. The provisions in clauses (i) — (iii) will terminate one year after Mr. Gershenson is no longer an officer or Trustee of the Trust.

Gregory Andrews’ Employment Agreement

Effective February 16, 2010, the Trust entered into an employment agreement with Mr. Andrews, the Trust’s Chief Financial Officer and Secretary. The initial term ends December 31, 2013, with unlimited one-year automatic extensions unless the Trust gives written notice of non-extension at least 90 days prior to the expiration of the term. The employment agreement provides for an annual base salary of at least $360,000 (with adjustments to be considered annually by the Committee, and no decrease from the prior base salary or initial base salary unless applicable to the Trust’s executive officers generally), participation in the annual bonus plan (for 2010, target payout not less than 60% of base salary), participation in long-term incentive plan (for 2010, target payout not less than 90% of base salary), a grant of 20,000 restricted shares and 75,000 options (each of which vests over three years), various relocation costs, and other fringe benefits and perquisites as are generally made available to the Trust’s executives.

If Mr. Andrews’ employment is terminated due to death or permanent disability, Mr. Andrews (or his legal representative or beneficiary) will receive the accrued and unpaid portion of base salary, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years, or if in 2010, at 60% of base salary), plus one year’s base salary. In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to six months.

If Mr. Andrews’ employment is terminated without cause or if he terminates such employment for good reason (assuming the change of control provisions below do not apply), Mr. Andrews will receive the accrued and unpaid portion of base salary, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years, or if in 2010, at 60% of base salary), plus 18 months base salary and annual bonus (calculated based on the average award for the prior two years, or if in 2010, at 60% of base salary). In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to six months.

If Mr. Andrews’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, in each case within 12 months after a change of control, Mr. Andrews will receive the accrued and unpaid portion of base salary and two times the “base amount”, as defined by Section 280G of the IRC. In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to six months.

If Mr. Andrews’ employment is terminated for cause, Mr. Andrews will receive the accrued and unpaid portion of his base salary.

None of the severance amounts will be mitigated by compensation earned by Mr. Andrews as result of other employment or retirement benefits after the termination date.

The employment agreement also provides for confidentiality and nonsolicitation provisions, the latter for one year after termination of employment.

Change of Control Policy

Effective July 10, 2007, the Trust established a Change of Control Policy for the benefit of the executive officers of the Trust. The policy provides for payments of specified amounts if such person’s employment with the Trust or any subsidiary is terminated in specified circumstances following a change of control. The policy contains a double trigger. First, the person’s employment must be terminated (a) by the Trust other than for cause or upon such person’s death or permanent disability or (b) by the person for good reason. Secondly, such termination must occur within one year following a change of control; provided, however, if a person’s employment or status as an officer with the Trust or any subsidiary is terminated within six months prior to the date on which a change of control occurs and such termination was not for cause or voluntary by such person, then the change of control date will be the date immediately prior to the date of such termination. As amended in March 2010, the definition of a change of control no longer includes the election or appointment to the Board of any Trustee whose appointment or election to the Board or nomination for election by the Trust’s shareholders was not approved by a vote of at least a majority of specified Trustees.

As amended in March 2010, if the double trigger is satisfied, the person will receive the following amounts no later than the 30th day following the termination date, the product of: (x) for the Chief Executive Officer, 2.99, and for the Chief Financial Officer, an executive vice president or a senior vice president, 2.0; and (y) the base amount under Section 280G of the IRC (or a similar amount if Section 280G is repealed or is otherwise inapplicable).

The policy does not contain a tax gross-up benefit. Further, the amount received under the policy will be reduced to the extent a person receives other severance or separation payments from the Trust (excluding the vesting of any options, shares or rights under any incentive plan of the Trust).

Change of Control/Severance Payment Table as of December 31, 2010

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2010. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, bonus (except to the extent specifically noted in an employment agreement) and vacation.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Welfare benefits provided to all salaried employees having substantially the same value.

•	Amounts outstanding under the Trust’s 401(k) plan.

•	Deferred Stock. The deferral period for the deferred stock arrangement of Mr. Zantello will terminate, among other things, due to a termination for cause or upon a change of control (if followed by termination of employment within six months of such change of control). The aggregate balance relating to the deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2010” table.

Change of Control Payments — IRC Section 280G valuation. IRC Section 280G imposes tax sanctions for payments made by the Trust that are contingent upon a change of control and are equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (referred to as the “base amount”). If tax sanctions apply, contingent payments, to the extent they exceed an allocable portion of the base amount, become subject to a 20% excise tax (payable by the executive) and are ineligible for a tax deduction by the Trust. Key assumptions in this analysis include:

•	A change of control, termination of employment and all related payments occur on December 31, 2010.

•	Federal and state income tax rates of 33.635% and 3.9%, respectively, and a social security/Medicare rate of 1.45%.

•	Performance-based restricted stock for performance periods that have not closed prior to the date of the change in control: the 2008-2010 performance period was below threshold and no awards were earned, and the 2010-2012 performance period is reflected as paid out at the 100% amount.

•	The value of unvested, non-qualified options equals their value as determined pursuant to the safe harbor method provided for in Revenue Procedure 2003-68.

•	The value of Shares, on the date of the change in control is $12.45, the closing price on such date as published by the NYSE.

Other Notes Applicable to Table.

•	The “Acceleration of Share-Based Awards” column in the table assumes the Compensation Committee’s acceleration of long-term incentive compensation, including share-based awards, for terminations specifically referenced in the table. The amounts set forth therein represent the intrinsic value of such acceleration, which is (i) for each unvested option, $12.45 less the exercise price, (ii) for each unvested share of service-based restricted stock, $12.45; and (iii) for each unvested share of performance-based restricted stock, $12.45 multiplied by 1.43 (based on performance through December 31, 2010 for the 2010 awards). $12.45 represents the closing price on the NYSE on December 31, 2010.

•	Life insurance amounts only reflect policies paid for by the Trust (including an additional $1,000,000 of term life insurance paid by the Trust for Mr. Gershenson).

Change of Control and Severance Payments as of December 31, 2010

			Acceleration
			of Share-	Life	Annual
	Cash		Based	Insurance	Disability	280G Tax
	Severance ($)		Awards ($)	Proceeds ($)	Benefits ($)(1)	Gross Up ($)	Total ($)

Dennis E. Gershenson(2)
Retirement	—		1,711,828	—	—	—	1,711,828
Death	807,280	(3)	1,711,828	1,250,000	27,000	—	3,796,108
Disability	807,280	(3)	1,711,828	—	108,000	—	2,627,108
Termination without cause or for good reason (including change of control)	2,669,729	(4)	1,711,828	—	—	1,203,212	5,584,769
Gregory R. Andrews(5)
Retirement	—		942,970	—	—	—	942,970
Death	576,000		942,970	250,000	27,000	—	1,795,970
Disability	576,000		942,970	—	108,000	—	1,626,970
Termination without cause or for good reason (no change of control)	1,080,000		942,970	—	—	—	2,022,970
Termination without cause or for good reason (after change of control)	729,261		942,970	—	—	—	1,672,231
Thomas W. Litzler(6)
Retirement	—		521,258	—	—	—	521,258
Death	—		521,258	250,000	27,000	—	798,258
Disability	—		521,258	—	108,000	—	629,258
Change of control	808,882		521,258	—	—	—	1,330,140
Frederick A. Zantello(6)
Retirement	—		438,813	—	—	—	438,813
Death	—		438,813	250,000	27,000	—	715,813
Disability	—		438,813	—	108,000	—	546,813
Change of control	830,933		438,813	—	—	—	1,269,746
Michael J. Sullivan(6)
Retirement	—		337,776	—	—	—	337,776
Death	—		337,776	250,000	27,000	—	614,776
Disability	—		337,776	—	108,000	—	445,776
Change of control	519,116		337,776	—	—	—	856,892

(1)	$27,000 represents the amount paid to a survivor if the employee had been disabled for 180 consecutive days and the employee was eligible to receive the long-term disability payments. $108,000 represents the aggregate of 12 monthly payments of $9,000 payable as a long-term disability benefit (such payments would continue for the length of the disability); if the disability was of a short-term nature, such person may be eligible for wage replacement for 13 weeks with a maximum weekly benefit of $4,154.

(2)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, Mr. Gershenson does not receive any additional incremental value if (i) he voluntarily terminates his employment, or (ii) his employment is terminated by the Trust with cause.

(3)	Represents base salary as of December 31, 2010 and bonus earned for 2010. In the event of a permanent disability, Mr. Gershenson would also be entitled to 12 months of customary fringe benefits in accordance with his employment agreement, which is not reflected in this amount.

(4)	Assumes payment of the compensation due for the remainder of the term of his employment agreement. Mr. Gershenson would also be entitled to receive fringe benefits through the terms of his employment agreement (but no less than 12 months), which is not reflected in this amount.

(5)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, Mr. Andrews does not receive any additional incremental value if he voluntarily terminates his employment.

(6)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, each of such persons do not receive any additional incremental value if (i) he voluntarily terminates his/her employment, or (ii) his employment is terminated by the Trust with or without cause.

RELATED PERSON TRANSACTIONS

Policies and Procedures

The Trust does not have a formal related person transaction policy in writing, although it has the following customary policies and practices regarding such transactions. Trustees and executive officers are required to complete an annual questionnaire in connection with the Trust’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions. Trustees and executive officers are also required to provide written notice to the Trust’s outside general counsel of any updates to such information.

If a related person transaction is proposed, the Audit Committee and/or non-interested Trustees of the Board review such business transaction to ensure that the Trust’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Trust and its shareholders. When necessary or appropriate, the Trust will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. Interested Trustees will recuse themselves from the approval process by the Board or Audit Committee.

Related Person Transactions in 2010

Ramco-Gershenson Inc. provides property management, accounting and other administrative services to Ramco/Shenandoah LLC, 60% of which is owned by an entity a portion of which is beneficially owned by various family partnerships and trusts under the control of two uncles of Mr. Pashcow, a Trustee, and a portion of which is beneficially owned by various trusts for the benefit of members of Mr. Pashcow’s immediate family. Mr. Pashcow is a trustee of several of these trusts. Ramco/Shenandoah LLC owns the Shenandoah Square shopping center which has approximately 124,000 square feet of gross leasable area. The Trust believes that the terms of the management agreement with Ramco/Shenandoah LLC are no less favorable than terms that could be obtained on an arm’s length basis. During the year ended December 31, 2010, Ramco-Gershenson Inc. charged approximately $135,000 in respect of these services to Ramco/ Shenandoah LLC and was owed approximately $28,000 as of December 31, 2010 for those services.

William Gershenson, Director of Leasing of Ramco-Gershenson, Inc., is the son of Dennis Gershenson, Trustee, President and Chief Executive Officer of the Trust. In 2010, William Gershenson was paid $161,210 in base salary and leasing commissions.

The Trust made one-time settlement payments in lieu of future annual payments of health care premiums pursuant to the post-termination provisions of employment agreements with the Trust, in the following amounts: Michael Ward, $150,000; the Estate of Richard Gershenson, $124,500, Joel Gershenson, $150,000; and Bruce Gershenson, $150,000. Dennis Gershenson, Joel Gershenson, Richard Gershenson (deceased) and Bruce Gershenson are brothers.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is responsible for monitoring the integrity of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management system, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Trust’s internal control over financial reporting. The Trust’s independent registered public accounting firm is responsible for performing an independent audit of the Trust’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Trust’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Trust’s internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Trust’s management and the independent registered public accounting firm.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee must pre-approve the performance of audit and non-audit services. In pre-approving all audit services and permitted non-audit services, the Audit Committee considers whether the provision of the permitted non-audit services is consistent with applicable law and NYSE policies and with maintaining the independence of Trust’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm in 2009 and 2010

The following information sets forth the fees that we were billed in 2009 and 2010 for audit and other services provided by Grant Thornton, our independent registered public accounting firm during such periods. The Audit Committee, based on its review and discussions with management and Grant Thornton, determined that the provision of these services was compatible with maintaining Grant Thornton’s independence. All of such services were approved in conformity with the pre-approval policies and procedures described above.

	2010	2009

Audit Fees	$459,670	$536,030
Audit-Related	11,960	18,980
Tax Fees	—	—
Other Fees	—	—

Total Fees	471,630	555,010

Audit Fees. Audit services consist of professional services rendered by Grant Thornton for the audits of the Trust’s annual financial statements and the effectiveness of the Trust’s internal control over financial reporting, review of the financial statements included in the Trust’s quarterly reports on Form 10-Q and annual report on Form 10-K, services associated with SEC registration statements and other documents issued in connection with the Trust’s equity offerings (in 2010 and 2009), and services that are normally provided by the accountant in connection with these filings and other filings. These amounts include reimbursable expenses of $24,265 and $24,595 in 2010 and 2009, respectively.

Audit-Related. Audit-related fees in 2010 and 2009 consist of professional services rendered by Grant Thornton regarding the Trust’s responses to SEC comment letters.

REPORT OF THE AUDIT COMMITTEE

In connection with the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the financial statements to be included therein, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Grant Thornton, the Trust’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

•	received the written disclosures and letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence with respect to the Trust.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Members of the Audit Committee

Stephen R. Blank (Chairman)
Arthur H. Goldberg
David J. Nettina
Mark K. Rosenfeld

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although shareholder ratification of the appointment is not required by law and is not binding on the Trust, the Audit Committee will take the appointment of Grant Thornton under advisement if such appointment is not ratified. Grant Thornton has served as the Trust’s independent registered public accounting firm since 2005. The appointment of Grant Thornton was ratified by the Trust’s shareholders at annual meetings since 2006. See “Audit Committee Disclosure” for a description of fees and other matters related to Grant Thornton’s provision of services to the Trust.

The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

The Board of Trustees recommends that the shareholders vote FOR the ratification of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2011.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2011. Abstentions will have no effect on the outcome of the vote.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Trustees proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Under this program, our named executive officers are rewarded for their service to the Trust, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Trust and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 22, and the “Named Executive Officer Compensation Tables”, beginning on page 35, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2010.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Trust’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Trust, the Compensation Committee or our Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Trustees recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote be held on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Trust, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation. An annual advisory vote on named executive officer compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on named executive officer compensation is consistent with the annual performance goals set forth in our MIP. We understand that our shareholders may have different views as to what is the best approach for the company, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

This vote is advisory and not binding on the Board or the Trust in any way, and therefore the Board may decide that it is in the best interests of our shareholders and the Trust to hold an advisory vote on named executive officer compensation more or less frequently than the option approved by our shareholders.

The Board of Trustees recommends a vote for the option of every year as the frequency with which shareholders are provided an advisory vote on the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust’s executive officers and Trustees and persons who beneficially own more than 10% of a registered class of the Trust’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Trust’s equity securities and any changes thereto, and to furnish copies of these reports to the Trust. Based on the Trust’s review of the insiders’ forms furnished to the Trust or filed with the SEC and representations made by the Trustees and executive officers of the Trust, no insider failed to file on a timely basis a Section 16(a) report in 2010.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing this proxy statement and all other costs in connection with this solicitation of proxies for the annual meeting will be paid by the Trust. The Trust will request banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable expenses in doing so. In addition, the Trustees, officers and other employees of the Trust may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Presentation of Shareholder Proposals and Nominations at 2012 Annual Meeting

Any shareholder proposal intended to be included in the Trust’s proxy statement and form of proxy for the 2012 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Trust at Ramco-Gershenson Properties Trust, Attention: Secretary, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 by the close of business on December 23, 2011 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any Trustee nomination or shareholder proposal of other business intended to be presented for consideration at the 2012 annual meeting, but not intended to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Trust at the address stated above between March 5, 2012 and the close of business on April 2, 2012 to be considered timely. However, if the 2012 annual meeting occurs more than 30 days before or 60 days after June 1, 2012, the Trust must receive nominations or proposals (A) not later than the close of business on the later of the 60th day prior to the date of the 2012 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2012 annual meeting, and (B) not earlier than the 90th day prior to the 2012 annual meeting. Such nominations or proposals must also be in compliance with the Bylaws.

Householding

The Trust may elect to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Trust that he or she desires to receive individual copies. This “householding” practice reduces the Trust’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2010 annual report or 2011 proxy statement, as follows:

•	Shareholders owning Shares through a bank, broker or other holder of record should contact such record holder directly; and

•	Shareholders of record should contact the Trust at (248) 350-9900 or at Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. The Trust will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

2010 Annual Report

The annual report of the Trust for the year ended December 31, 2010, including the financial statements for the three years ended December 31, 2010 audited by Grant Thornton, is being furnished with this proxy statement. If you did not receive a copy of such annual report, you can obtain a copy without charge at the Trust’s website, www.rgpt.com, or by contacting the Trust at (248) 350-9900 or Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

By Order of the Board of Trustees

Gregory R. Andrews
Chief Financial Officer and Secretary

April 21, 2011

RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY
SUITE 300
FARMINGTON HILLS, MI 48334
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Trustees

Nominees

01	Arthur H. Goldberg	02	Mark K. Rosenfeld

The Board of Trustees recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratification of the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for 2011.	☐	☐	☐

3	Advisory approval of the named executive officer compensation.	☐	☐	☐

The Board of Trustees recommends you vote FOR 1 YEAR on proposal 4.	1 year	2 years	3 years	Abstain

4	Advisory recommendation on the frequency of an advisory vote on named executive officer compensation. ☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2010 Annual Report, & 2011 Proxy Statement is/are available at www.proxyvote.com.

RAMCO-GERSHENSON PROPERTIES TRUST
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 1, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned shareholder of Ramco-Gershenson Properties Trust (the “Trust”) hereby appoints DENNIS GERSHENSON and GREGORY R. ANDREWS, or either of them, each with full power of substitution, as proxies of the undersigned to vote all common shares of beneficial interest of the Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on Wednesday, June 1, 2011, 9:00 a.m., Eastern time, at The Community House, 380 S. Bates Street, Birmingham, Michigan 48009 and all adjournments or postponements thereof, and to other represent the undersigned at the annual meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting.
The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the following matters and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR 1 YEAR ON PROPOSAL 4.
Continued and to be signed on reverse side